- - --------------------------------------------------------------------------------

                             ACQUISITION AGREEMENT

                                     AMONG

                     VISA INTERNATIONAL SERVICE ASSOCIATION

                                 US ORDER, INC.

                              AND WORLDCORP, INC.


- - --------------------------------------------------------------------------------

                           DATED AS OF JULY 15, 1994


- - --------------------------------------------------------------------------------

            Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.
            Omissions are designated as "XXXXX".

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - PURCHASE AND SALE OF ASSETS...................................   3

     1.1  Purchase and Sale of Assets.....................................   3
     1.2  Consideration...................................................   6
     1.3  Liabilities Not Assumed.........................................  12
     1.4  Closing.........................................................  12
     1.5  Execution and Delivery of Closing Documents.....................  13
     1.6  Further Assurances..............................................  13
     1.7  Allocations.....................................................  13

ARTICLE II - REPRESENTATIONS AND WARRANTIES
            OF US ORDER AND WORLDCORP.....................................  14

     2.1  Corporate Organization, Etc.....................................  14
     2.2  Capitalization of US Order......................................  15
     2.3  Subsidiaries and Affiliates.....................................  15
     2.4  Authorization, Etc..............................................  15
     2.5  No Breach.......................................................  16
     2.6  Financial Statements............................................  16
     2.7  No Undisclosed Liabilities, Etc.................................  17
     2.8  Interim Operations..............................................  17
     2.9  Title to Properties; Encumbrances...............................  18
     2.10 Condition of Tangible Assets....................................  19
     2.11 Intellectual Property: Patents, Etc.............................  19
     2.12 Taxes...........................................................  21
     2.13 No Violation of Any Instrument..................................  22
     2.14 Contracts and Commitments.......................................  22
     2.15 Suppliers.......................................................  24
     2.16 Insurance.......................................................  24
     2.17 Labor Difficulties..............................................  24
     2.18 Fringe Benefit Plans............................................  26
     2.19 Litigation......................................................  26
     2.20 Consents and Approvals..........................................  26
     2.21 Compliance with Law.............................................  27
     2.22 Environmental Protection........................................  27
     2.23 Compliance with ERISA...........................................  28
     2.24 Good Title Conveyed, Etc........................................  30
     2.25 Brokers, Finders, and Investment Bankers........................  30
     2.26 Insider Interests...............................................  30
     2.27 Insolvency......................................................  30
     2.28 Bulk Sales......................................................  31
     2.29 XXXXX...........................................................  31
     2.30 Disclosure......................................................  31
     2.31 Warranty of Capacity............................................  31

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF VISA......................  32

     3.1  Corporate Organization, Etc.....................................  32
     3.2  Authorization, Etc..............................................  32
     3.3  Brokers, Finders, and Investment Bankers........................  33
     3.4  No Breach.......................................................  33
     3.5  No Violation of Any Instrument..................................  33
     3.6  Consents and Approvals..........................................  33

ARTICLE IV - COVENANTS OF US ORDER AND WORLDCORP..........................  34

     4.1  Full Access.....................................................  34
     4.2  Consents........................................................  34
     4.3  Supplements to Disclosure.......................................  35
     4.4  Additional Financial Statements.................................  35
     4.5  Insolvency......................................................  35
     4.6  Other Transactions..............................................  35
     4.7  Covenant to Satisfy Conditions..................................  36
     4.8  Covenants of Loyalty, Cooperation and Non-Competition...........  36
     4.9  Operation of Business of US Order...............................  42
     4.10 Representations and Warranties..................................  45
     4.11 Releases........................................................  45
     4.12 Labor Matters...................................................  45
     4.13 Hardware........................................................  46
     4.14 Most Favored Customers..........................................  47
     4.15 Current Customer Base...........................................  49
     4.16 Services Agreement..............................................  49
     4.17 Phone Subsidies.................................................  50

ARTICLE V - COVENANTS OF VISA.............................................  51

     5.1  Covenant to Satisfy Conditions..................................  51
     5.2  Board Representation............................................  51
     5.3  Knight Ridder Advertising Services..............................  52
     5.4  Other Transactions..............................................  52

ARTICLE VI - COVENANTS OF THE PARTIES.....................................  52

     6.1  Efforts to Consummate...........................................  52
     6.2  License Agreement...............................................  53

ARTICLE VII - CONDITIONS TO US ORDER'S AND WORLDCORP'S
     OBLIGATIONS..........................................................  53

     7.1  Representations and Warranties True.............................  53
     7.2  License Agreement...............................................  53
     7.3  Government Consents and Authorizations..........................  53
     7.4  No Governmental Proceeding or Litigation........................  53
     7.5  Fairness Opinion................................................  54
     7.6  Consents from Shareholders......................................  54
     7.7  No Injunction...................................................  54
     7.8  Legal Opinion...................................................  54

ARTICLE VIII - CONDITIONS TO VISA'S OBLIGATIONS...........................  54

     8.1  Representations and Covenants...................................  54
     8.2  Opinions of Counsel.............................................  55
     8.3  Other Documents.................................................  55
     8.4  Consents and Approvals..........................................  55
     8.5  No Government Proceeding or Litigation..........................  55
     8.6  No Injunction...................................................  56
     8.7  Material Adverse Changes........................................  56
     8.8  Employment and Non-Compete Agreements...........................  56
     8.9  License Agreement...............................................  56
     8.10 Releases........................................................  56
     8.11 Consulting Agreement............................................  56
     8.12 Due Diligence...................................................  56
     8.13 Fairness Opinion................................................  56
     8.14 Consents from Shareholders......................................  56

ARTICLE IX - SURVIVAL OF REPRESENTATIONS
            AND WARRANTIES; INDEMNIFICATION...............................  57

     9.1  Investigations..................................................  57
     9.2  Indemnification by US Order and WorldCorp.......................  57
     9.3  Indemnification by Visa.........................................  59
     9.4  Notice..........................................................  60
     9.5  Limits on Indemnification.......................................  60

ARTICLE X - TERMINATION AND ABANDONMENT...................................  61

     10.1 Methods of Termination..........................................  61
     10.2 Effect of Termination...........................................  61
     10.3 Expenses........................................................  61

ARTICLE XI - MISCELLANEOUS................................................  62

     11.1  Counterparts...................................................  62
     11.2  Notices........................................................  62
     11.3  Successors and Assigns.........................................  63
     11.4  Governing Law..................................................  63
     11.5  Waiver and Other Action........................................  63
     11.6  Entire Agreement...............................................  63
     11.7  Severability...................................................  63
     11.8  Specific Performance...........................................  64
     11.9  Confidentiality; Publicity.....................................  64
     11.10 Resolution of Conflicts........................................  65
     11.11 Interpretation.................................................  67
     11.12 No Reliance on Projections.....................................  67
     11.13 Additional Rights..............................................  67
     11.14 Limitation of Certain Liabilities..............................  68
     11.15 Third Party Beneficiaries......................................  68
     11.16 Post-Closing Cure Rights.......................................  68

EXHIBITS:

Exhibit 1.1-A List of Computer Hardware, Firmware, Software and Databases Comprising the US Order Bill-Pay System

Exhibit 1.1-B       List of Excluded Assets

Exhibit 1.1-B-1     Visa Excluded Assets License

Exhibit 1.1-B-2     US Order Asset License

Exhibit 1.2-C       Assumption of Liabilities and Obligations

Exhibit 1.2-D-1     Description of Springboard Preferred Stock

Exhibit 1.2-D-2     Irrevocable Proxy

Exhibit 1.5-A       Bill of Sale and Assignment Agreement

Exhibit 1.5-B             XXXXX       Agreement

Exhibit 1.5-C       Form of Employment and Noncompete Agreement

Exhibit 1.5-D       Designated Employee Schedule

Exhibit 1.7         Allocation of Purchase Price

Exhibit 2-A         Disclosure Schedule

Exhibit 3           Visa Disclosure Schedule

Exhibit 4.2         Deferred Consents

Exhibit 4.8         US Order Services Pricing

Exhibit 4.8-A       Nonfinancial Applications

Exhibit 4.8-E       US Order Employees Subject to Noncompetes

Exhibit 4.11        Form of Release

Exhibit 4.13        US Order Software

Exhibit 4.17        Phone Subsidy Calculation

                             ACQUISITION AGREEMENT


     This ACQUISITION AGREEMENT (this "Agreement") is entered into as of July 15, 1994, among Visa International Service Association, a Delaware non-stock membership corporation ("Visa"), US Order, Inc. a Delaware corporation ("US Order") and WorldCorp, Inc., a Delaware corporation ("WorldCorp").

                              W I T N E S S E T H:

     WHEREAS, US Order desires to sell and Visa desires to purchase substantially all of the business and assets of US Order and this purchase facilitates Visa's efforts to research and develop a transactional bill-pay system;

     WHEREAS, Visa anticipates that it will designate an affiliated company ("Springboard") prior to Closing and assign some or all of its rights and obligations hereunder to this affiliated company.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.


                                 DEFINED TERMS
                                 -------------

"abandon" is defined in Section 1.2(c)(iii).
"Acceptance" is defined in Section 1.2(a).
"Accrued Benefit" is defined in Section 2.23(d).
"Actions" is defined in Section 4.8(g).
"Active" is defined in Section 1.2(c)(i).
"Actions" is defined in Section 4.8(g).
"ADSI" is defined in Section 4.13(b).
"Advisor" is defined in Section 5.2.
"Affiliates" is defined in Section 1.2(c)(iii).
"Agreement" is defined on page 1.
"Applications" is defined in Section 4.14(a).
"Assets" is defined in Section 1.1(a).
"Assignee" is defined in Section 1.2(c)(i).
"Assignments" is defined in Section 1.5(a).
"Assumption of Liabilities and Obligations" is defined in
     Section 1.2(b)(ii).
"Biller File" is defined in Section 1.1(a).
"Capital Stock" is defined in Section 2.2.
"Claims" is defined in Section 2.19.
"Closing" is defined in Section 1.4(a).
"Closing Date" is defined in Section 1.4(a).
"Closing Payment" is defined in Section 1.2(b)(i).
"COBRA" is defined in Section 2.17(d).
"COBRA Regulation" is defined in Section 2.17(d).
"Code" is defined in Section 2.23(f).

"Common Stock" is defined in Section 2.2.
"Consulting Agreement" is defined in Section 2.11(c).
"Consumer Devices" is defined in Section 4.8.
"Controlling Shareholder" is defined in Section 4.8(g).
"Copyrights" is defined in Section 2.11(b).
"CPR Amount(s)" is defined in Section 1.2(c).
"CPR Period" is defined in Section 1.2(c).
"CPR Term" is defined in Section 1.2(c).
"Current Value" is defined in Section 2.23(d).
"Customer Services" is defined in Section 4.8.
"Customization Services" is defined in Section 4.8.
"Damages" is defined in Section 9.2.
"Deferred Consents" is defined in Section 4.2.
"Designated Employees" is defined in Section 1.5(a).
"Disclosure Payment" is defined in Section 1.2(a).
"Disclosure Schedule" is defined in Article II.
"Dispute" is defined in Section 11.10(a).
"Dispute Notice" is defined in Section 11.10(a).
"       XXXXX      Agreement" is defined in Section 1.5(a).
"Environmental Claim" is defined in Section 2.22(e).
"Environmental Laws" is defined in Section 2.22(e).
"ERISA" is defined in Section 2.23(f).
"Excluded Assets" is defined in Section 1.1(b).
"Exercise Notice" is defined in Section 4.14(a)(ii).
"Facilities Management" is defined in Section 4.8.
"Financial Services" is defined in Section 4.8.
"Financial Statements" is defined in Section 2.6.
"First Payment" is defined in Section 1.2(a).
"Good Faith Estimate" is defined in Section 11.16(a).
"Group Member" is defined in Section 1.2(c).
"Indemnified Parties" is defined in Section 9.2.
"Initial Payment" is defined in Section 1.2(a).
"Insider" is defined in Section 4.9(j).
"Latest Balance Sheet" is defined in Section 2.6.
"Legal Items" is defined in Section 2.19.
"License Agreements" is defined in Section 6.2.
"Liens" is defined in Section 2.9.
"Major Competitor" is defined in Section 4.8(a)(ii).
"Maskworks" is defined in Section 2.11(b).
"Material Adverse Effect" is defined in Section 2.1.
"Materials of Environmental Concern" is defined in Section   2.22(e).
"Member" is defined in Section 1.2(c).
"Monthly Accrual" is defined in Section 1.2(c)(iii).
"Multi-employer Plan" is defined in Section 2.23(f).
"Non-Financial Applications" is defined in Section 4.8.
"Notice" is defined in Section 4.8(a)(iii).
"Notice Period" is defined in Section 4.14(a)(ii).
"Patent" is defined in Section 4.18(i).
"Patents" is defined in Section 2.11(a).
"Plan" is defined in Section 2.23(f).
"Preferred Provider" is defined in Section 4.16(a).
"Preferred Stock" is defined in Section 2.2.
"Protocols" is defined in Section 1.1(a).

"Proxy" is defined in Section 1.2(b)(iii).
"Quarterly Obligations" is defined in Section 1.2(c)(ii). "Remote Banking" is defined in Section 4.8.
"Repurchase Amounts" is defined in Section 1.2(c)(iii).
"Retail Bill-Pay Account" is defined in Section 1.2(c)(i).
"      XXXXX    " is defined in Section 4.18(i).
"Series A Preferred" is defined in Section 2.2.
"Series B Preferred" is defined in Section 2.2.
"Series C Preferred" is defined in Section 2.2.
"Shareholders" is defined in Section 1.1(a).
"Springboard" is defined on page 1.
"Springboard Preferred Stock" is defined in Section 1.2(b)(iii) "Terminals" is defined in Section 1.1(a).
"Terminal Resident Software" is defined in Section 1.1(a). "Trade Secrets" is defined in Section 2.11(c).
"Trademarks" is defined in Section 2.11(b).
"Transfer" is defined in Section 4.14(a).
"Transfer Notice" is defined in Section 4.14(a)(i).
"Two Year Reps and Warranties" is defined in Section 9.2(a). "Unit of Capacity" is defined in Section 2.31.
"US Order" is defined on page 1.
"US Order Asset License" is defined in Section 1.1(c)
"US Order Bill-Pay System" is defined in Section 1.1(a).
"US Order Director" is defined in Section 5.2.
"US Order Parties" is defined in Section 4.8.
"US Order Services" is defined in Section 4.8.
"Visa" is defined on page 1.
"Visa Bill-Pay System" is defined in Section 1.1(a).
"Visa Disclosure Statement" is defined in Article III.
"Visa E-Pay System" is defined in Section 1.2(c)(i).
"Visa Excluded Assets License" is defined in Section 1.1(b). "Voice Response Unit" is defined in Section 1.1(a).
"Warranty of Capacity" is defined in Section 9.2(a).
"WARN" is defined in Section 2.17(b).
"WorldCorp" is defined on page 1.

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

     1.1  Purchase and Sale of Assets.
          ---------------------------

          (a) Subject to the exceptions listed in Section 1.1(b), and subject to the terms and conditions of this Agreement, at the Closing US Order shall sell, assign, transfer and deliver to Visa or its designee, Springboard, and Visa or its designee shall purchase from US Order, free and clear of all obligations of US Order and the shareholders of US Order (the "Shareholders") and of all liens, claims, liabilities and encumbrances of any kind (except those liabilities and obligations which Springboard will explicitly assume pursuant to Section 1.2(b)(ii)), all of US Order's assets, properties, rights, claims, contracts, goodwill and businesses of every kind, character, and description, whether tangible or intangible, owned, licensed or leased, real, personal or mixed, accrued, contingent or otherwise, and wherever located, all as the same shall exist on the Closing Date (other than the assets listed in Section 1.1(b)), hereinafter called the "Assets".

     Because it may be impossible or impractical to divide ownership of certain intellectual property rights of US Order, including those in software, source code and know-how, the parties have agreed that Visa will acquire ownership of all of the intellectual property rights of US Order that are not clearly separate, distinct and divisible and these will be included as part of the Assets. Where the parties intend that US Order be able to continue to use certain of these indivisible intellectual property rights in its business, they have agreed that at the Closing, Visa will grant to US Order a perpetual, royalty-free, worldwide license to these rights as provided in Exhibit 1.1-B-2 ("US Order License"). Similarly, at the Closing, US Order will grant to Visa a perpetual, royalty-free, worldwide license as provided in Exhibit 1.1-B-1 ("Visa Excluded Assets License") to use certain of the divisible intellectual property rights of US Order which US Order is retaining under this Agreement, as well as to use modifications and enhancements made by or for US Order to these retained intellectual property rights and to the intellectual property rights licensed from Visa as referred to above.

     The "US Order Bill-Pay System" means all computer hardware, firmware, software, databases and associated source code, know-how and documentation which relate to the US Order electronic bill-pay service system acquired by Visa pursuant to this Agreement, including the interactive transaction processing, database management and telecommunications functions and systems, but excluding the Biller-File, the Protocols, the Terminals, the Terminal Resident Software and the Voice Response Unit. The US Order Bill-Pay System does not include any portion of the Assets used for financial transaction settlement or clearing.

     The "Biller-File" means all computer firmware, software, databases and associated source code, know-how and documentation which relate to US Order's biller-file, including the data on approximately 80,000 billers, the methodology and format of information and organization of this biller file and the methods of accessing and revising this biller file.

     The "Protocols" means all computer firmware, software, databases and associated source code, know-how and documentation which relate to US Order's device-to-host communication protocols and message formats, including communications software which relate to the US Order Bill-Pay System and that facilitate a consumer (including personal computer) device-to-host interface.

     The "Terminals" means all US Order telephones and smartphones, including ScanFone, PhonePlus, Eagle IIa, and Eagle

III, which are or can be used in connection with the Visa Bill-Pay System.

     The "Terminal Resident Software" means US Order software which is or can be installed on a Terminal and used in connection with the Visa Bill-Pay System for Remote Banking.

     The "Voice Response Unit" means all computer hardware, firmware, software, databases and associated source code, know-how and documentation which relate to US Order's InterVoice voice response platform.

     The "Visa Bill-Pay System" means the US Order Bill-Pay System together with improvements, enhancements and modifications thereto made by Visa, its subsidiaries and its Affiliates after the Closing, but not including any enhancements or modifications that are independently developed and are not based upon or do not use the US Order Bill-Pay System except know-how. The Visa Bill-Pay System does not include know-how developed by Visa and its Affiliates after the Closing.

     Without limiting the foregoing, the Assets shall include the items shown on
Exhibit 1.1-A and the following:

                (i) All rights in any computer hardware, computer firmware, computer software, and databases (including all copies of associated source code and documentation) which has been or is currently being marketed to any customer or under any of US Order's trade designations, which is currently being developed, or which is used by US Order in the provision of services to customers, or in the process of developing new computer hardware, firmware, software or databases, or for any other purpose in the business of US Order; including the US Order Bill-Pay System, the Protocols, and the Voice Response Unit.

               (ii) the Visa Excluded Assets License referred to in Section 1(b) and attached as Exhibit 1-B-1, which is a license from US Order to Visa with respect to the Excluded Assets;

             (iii) All technical information, data and know-how of any kind, including engineering, design, production, communication and processing techniques and systems, relating to or utilized in the business of US Order;

               (iv) All of the patents, patent applications, copyrights, copyright applications, trademarks, trade names or other trade designations whether registered or not, including associated goodwill, and any other intellectual property rights, and all licenses and rights to use any of the foregoing, that are related to or utilized in the business of US Order;

                (v) All biller files relating to or used in the business of US Order including the Biller File;

               (vi) All other goodwill and intangible properties and assets of US Order related to the foregoing;

              (vii) All right, title and interest in and under any other contracts or leases assigned or intended so to be pursuant to this Agreement; and

            (viii) All books, records, information, copies and documentation regarding the foregoing.

          (b) The Assets to be so sold and acquired shall not include the assets listed on Exhibit 1.1-B, none of which are intellectual property or other rights which are not clearly separate, distinct, and divisible, and none of which are an indivisible part of any Asset (the "Excluded Assets"). At the Closing US Order shall grant to Visa a worldwide, royalty-free, perpetual, nonexclusive license to use any Excluded Assets (other than hardware) that are necessary for the operation of the Visa Bill-Pay System or needed in connection with any Remote Banking, Facilities Management, Customer Service, Customization Services or Financial Services offered by Visa or its Affiliates, all as described in the Excluded Assets License attached as Exhibit 1.1-B-1 (the "Visa Excluded Assets License"). Visa shall pay to US Order a fee equal to the out-of-pocket, non-salary incremental costs to US Order of providing the Visa Excluded Assets License to Visa.

          (c) At the Closing, Visa shall grant to US Order (i) a worldwide, royalty-free, perpetual, exclusive license to use certain Assets, and (ii) a worldwide, royalty-free, perpetual, nonexclusive license to use certain Assets, all as described in the "US Order Asset License" attached as Exhibit 1.1-B-2.

          (d) In addition to purchased assets, Visa is also compensating US Order for certain in-process research and development activities related to improvement of the purchased technology.

     1.2  Consideration.
          -------------

          (a) Initial Payments.  On June 23, 1994, Visa delivered $1 million to
              ----------------
US Order (the "First Payment"). On the date of this Agreement, Visa shall deliver $1 million to US Order (the "Disclosure Payment"). US Order and Visa shall hereafter deliver to the parties and their counsel all Schedules and Exhibits required to be attached to this Agreement and not attached on the date hereof. This Agreement is intended to be the binding obligation of the parties, notwithstanding that it is being signed before all of the Exhibits and Schedules have been prepared and attached, and the parties are obligated to proceed in good faith to prepare and attach these Exhibits and Schedules with the intention that a court supply any missing terms in the Exhibits and Schedules necessary to make this a binding agreement. The Disclosure Payment shall be made to US Order by wire transfer to a U.S. bank account designated by US Order. As used in this Agreement the term "Initial Payment" shall mean the First Payment and the Disclosure Payment taken together.

          (b) Closing Payment; Liabilities Assumed; Preferred Stock.  Subject to
              -----------------------------------------------------
the terms and conditions of this Agreement, at the Closing:

                 (i) Visa shall pay to US Order $13 million in the manner hereafter provided (the "Closing Payment"). The Closing Payment shall be made by certified check or by wire transfer to a U.S. bank account which shall be designated by US Order at least three (3) business days prior to the Closing;

                (ii) Visa shall deliver to US Order an assumption of liabilities and obligations in the form attached hereto as Exhibit 1.2-C (the "Assumption of Liabilities and Obligations"), whereby Visa will assume certain liabilities and obligations of US Order to the extent they are fully described on such Exhibit; and

              (iii) Visa will cause the due authorization, sale and issuance to US Order of shares of redeemable capital stock of Springboard having only the rights, privileges and preferences as are set forth on Exhibit 1.2-D-1 hereof (the "Springboard Preferred Stock"), and US Order will deliver to Visa the irrevocable proxy to vote the Springboard Preferred Stock in the form attached as Exhibit 1.2-D-2 (the "Proxy").

          (c) CPR Amounts.  (i) During the seventy-two (72) month period
              -----------
commencing January 1, 1995 and ending December 31, 2000, or such shorter period as may apply in accordance with the provisions of paragraph 1.2(c)(iii) below (the "CPR Term"), US Order shall be entitled to additional payments from Visa calculated and payable as described in this Section 1.2(c).

     For each calendar month during the CPR Term (individually, a "CPR Period"), Visa shall calculate an amount as follows (the "CPR Amounts" or "CPR Amount"):
                                  XXXXX

     All references in this Section to Visa include Visa and its subsidiaries and Affiliates.

     As used in this Agreement the term "Member" shall have the meaning set forth in the By-laws of Visa or any "Group Member" of

Visa as any such By-laws may be amended from time to time in the sole discretion of Visa.

     A "Retail Bill-Pay Account" means any end-user account of Visa, Springboard or the Members where such account could generate an instruction to pay a bill and generate a payment authorization on the Visa Bill-Pay System. A Retail Bill-Pay Account will include any and all accounts which use the Visa Bill-Pay System through a sale, disposition, transfer or license of any part of the Visa Bill-Pay System from Visa.

     A Retail Bill-Pay Account will be considered to be "Active" during a CPR Period only if during that CPR Period (i) the account uses a significant portion of the Visa Bill-Pay System to pay a bill, and (ii) the end-user customer completes at least one bill payment. In no event, however, will any Retail Bill-Pay Account be counted as Active more than one time during a CPR Period.

     Notwithstanding anything to the contrary in this Agreement, US Order will not be entitled to any CPR Amount for accounts as to which the Visa Bill-Pay System serves only as a "switch" or "gateway" to a participating financial institution or service provider that utilizes a bill pay system other than the Visa Bill-Pay System.

     Notwithstanding anything to the contrary in this Agreement, US Order will not be entitled to any CPR Amount for accounts as to which Visa provides services contemplated by the Visa E-Pay System or comparable services; except in cases (i) where there is a separate use of the Visa Bill-Pay System in an Active Retail Bill-Pay Account, or (ii) where the Visa E-Pay System has expanded beyond bank payment authorization, clearing and settlement and includes functions performed by the Visa Bill-Pay System and uses a significant portion of the Visa Bill-Pay System to perform these functions. The "Visa E-Pay System" is Visa's payment authorization, clearing and settlement system for bill payment, as from time to time modified by Visa.

     During the CPR Period, Visa will not transfer the resident software in any US Order smartphone for use on interactive hardware, except (i) for use on any US Order smartphone or related US Order products, or (ii) if such interactive hardware is connected to the Visa Bill-Pay System.

     (A) In the event that market conditions or costs require changes in the timing or amount of CPR Amounts payable under this Section, Visa may request the rescheduling of such amounts, which rescheduling will be subject to the approval of US Order, which will not be unreasonably withheld or delayed, provided that the net present value of such rescheduled payments equals the amount reasonably projected at that time of the net present value of the CPR Amounts that would otherwise accrue from then until the end of the CPR Term. This net present value will be calculated using a discount rate of 10% per annum, compounded quarterly. The rescheduled payments may take the form of a reduction in the CPR Amount and a corresponding increase in the duration of the CPR Term.

     (B) Visa agrees that it will not under any circumstances replace, modify or abandon in favor of another system the Visa Bill-Pay System for the purpose of avoiding its obligation to pay any or all of the CPR Amounts. If Visa does replace, modify or abandon in favor of another system the Visa Bill-Pay System for the purpose of avoiding its obligation to pay any or all of the CPR Amounts, Visa will remain obligated to pay the CPR Amounts to US Order with respect to the replacement system as if the replacement or modified system was the Visa Bill-Pay System.

     However, Visa shall be entitled to replace, modify or abandon in favor of another system the Visa Bill-Pay System, at any time, with a system that is materially different and that does not use any significant portion of the Visa Bill-Pay System, its source code or documentation, and in so doing Visa shall not be obligated to continue to pay the CPR Amounts to US Order; provided that Visa makes a good faith determination, documented to US Order upon US Order's written request, that the replacement or modified system is required for commercial purposes other than avoidance of its obligation to pay CPR Amounts. At all times prior to deciding to replace the Visa Bill-Pay System in a way that would eliminate the CPR Amounts, Visa will in good faith consider modifications and improvements to the Visa Bill-Pay System that would avoid elimination of CPR Amounts.

               (ii) The CPR Amount for each CPR Period shall be calculated and paid by Visa quarterly during the CPR Term for the periods ending March 31, June 30, September 30 and December 31 with respect to only those CPR Periods ending during such quarter. Quarterly payments shall be due 40 calendar days from the end of such quarters, will be payable to US Order (or to an account or lockbox designated in writing by US Order) in immediately available funds, and will be accompanied by a computation of the CPR Amounts for such quarter certified by the Chief Financial Officer of Visa or Springboard.

     Notwithstanding anything in this Agreement to the contrary, the payment right granted to US Order pursuant to this Section 1.2(c) shall not be transferred, assigned or encumbered by US Order unless: (A) all obligations of US Order under this Agreement are transferred with such payment right; (B) such transfer, assignment or encumbrance shall not create any additional obligations of Visa under applicable laws or cause Visa to lose any benefits of this Agreement; and (C) Visa shall consent in writing to such transfer, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, once payments of the CPR Amounts have been made to US Order, US Order may redistribute the payments at its sole discretion.

                                     XXXXX

             (iii) In no event shall Visa be restricted from informing Members regarding any technology or services that compete with the bill-pay function or any other aspect of the Visa Bill-Pay System, or from promoting or providing access to any competing technology through the Visa Bill-Pay System. Neither Visa nor any other person shall have any liability to US Order or any other person by reason of failure to achieve any level of Active Retail Bill-Pay Accounts other than as a result of a breach of an express covenant made by such party in this Agreement. In particular, it is acknowledged and agreed that Visa
(1) has no obligation of any kind to provide capital, personnel or other resources to Springboard; and (2) may elect at any time to sell, transfer or abandon the Visa Bill-Pay System. If Visa abandons the entire Visa Bill-Pay System, Visa shall deliver notice of such abandonment to US Order, the CPR Term


                                     XXXXX
shall terminate and all obligations under this Section 1.2(c) shall terminate except that US Order shall have thirty calendar days from receipt of such notice to acquire the Visa Bill-Pay System on the following terms: US Order shall pay Visa solely out of quarterly payments calculated in the manner described below an aggregate amount equal to the sum of the First Payment, the Disclosure Payment, the Closing Payment, all other payments made by Visa under this Agreement, all reductions of CPR Amounts and any other offsets or reductions made by Visa pursuant to this Agreement, and the research and development, engineering and other development expenses of Visa and its Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act or 1934, as amended ("Affiliates"), except that a Member will not be considered an Affiliate of Visa for purposes of this Agreement) associated with the Visa Bill-Pay System through the date of sale (the "Repurchase Amounts"). For each calendar month after the date of such reacquisition, US Order shall calculate an amount (the "Monthly Accrual") equal to

                                    XXXXX

For the purpose of making this calculation, the reference to the Visa Bill-Pay System in the definition of an Active Retail Bill-Pay Account shall include all modifications and enhancements made to the US Order Bill-Pay System or the Visa Bill-Pay System after the reacquisition of the system by US Order, but not including any enhancements or modifications that are independently developed and not based upon or using the source code or documentation in the Visa Bill-Pay System. The Monthly Accruals for each month shall be calculated and paid by US Order quarterly following the reacquisition for the periods ending March 31, June 30, September 30 and December 31, with respect only to those months ending during such quarter. Quarterly payments shall be due forty (40) calendar days from the end of each such quarter, will be available to Visa in immediately available funds, and will be accompanied by a computation of the quarterly payment for such quarter certified by the Chief Financial Officer of US Order.

     As used in this Section, the term "abandon" shall mean that Visa has notified US Order in writing that neither Visa nor any of its Affiliates or Members, or any Assignee, are using the Visa Bill-Pay System or any technology or know-how embodied therein or presently intend, in their sole discretion, to make any such use in the future. Visa agrees not to unreasonably delay the delivery of notice of abandonment.

               (iv) US Order shall be entitled to conduct one audit of the calculation of the CPR Amounts per calendar year, with the first such audit being conducted on or after February 1, 1996, so long as such audits shall meet the following conditions: (A) the auditor shall be an independent Big Six accounting firm; (B) such audit firm and its employees shall sign confidentiality agreements reasonably acceptable to Visa; (C) US Order shall notify Visa a reasonable time in advance of such audit; (D) such audit shall be conducted in a manner that causes no unreasonable disruption of the normal business operations of Visa or Springboard; (E) such audit shall be completed within three business days; (F) US Order shall bear all costs associated with such audit; (G) the auditors will review only materials which Visa reasonably determines will not compromise or interfere with the confidentiality or security of its data or technology; and (H) the results of such audit, including copies of any working papers delivered by the accounting firm to US Order, will be delivered to Visa.

     1.3  Liabilities Not Assumed.  It is understood and agreed that the
          -----------------------
responsibility for, and risk of loss or liability resulting from, the conduct or the business of US Order for all periods through the Closing Date shall be that of US Order. Unless otherwise specifically provided in the Assumption of Liabilities and Obligations, US Order shall be responsible for, and Visa shall not assume or agree to pay, perform or discharge any debts, liabilities or obligations of US Order, or claims against US Order, whether known or unknown to it, and whether disclosed or not disclosed pursuant to this Agreement, and whether or not contingent, that are outstanding on the Closing Date or that result or arise from events, circumstances or conditions that occurred or took place on or prior to the Closing Date.

     1.4  Closing.
          -------

          (a) Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Farella, Braun & Martel, 235 Montgomery Street, San Francisco, CA 94104, or such other place as the parties may mutually agree, on any business day, selected by Visa, within five business days following satisfaction of the conditions set forth in Articles VII and VIII hereof, or on such later date as the parties may mutually agree upon (such date is referred to herein as the "Closing Date"). The parties intend, and shall use their reasonable best efforts, to cause the Closing Date to occur on or before July 29, 1994.

          (b) If (i) the Closing shall occur, but if it occurs after August 1, 1994 or such later date as shall result from a notice and cure period as described in Sections 10.1(b) and (c) hereof, (ii) such Closing occurs more than five (5) business days after the satisfaction of the conditions set forth in
Article VIII hereof, and (iii) the delay in the Closing is not attributable to, or caused in whole or part by, WorldCorp, US Order or their representatives, then US Order shall be entitled to a payment from Visa equal to XXXXX multiplied by the number of days between the Closing Date and the later of (1) August 1, 1994, (2) five business days after satisfaction of the conditions set forth in Article VIII hereof, or (3) such date as shall result from a notice and cure period as described in Section 10.1(b) or (c) hereof. Such amount, if any, shall be payable on the Closing Date by certified check or wire transfer to a U.S. bank account designated by US Order.

     1.5  Execution and Delivery of Closing Documents.  Before the Closing, each
          -------------------------------------------
party shall cause to be prepared, and at the Closing each party shall execute and deliver, each agreement and instrument required by this Agreement to be so executed and delivered and not theretofore accomplished. At the Closing:

          (a) US Order will deliver or cause to be delivered to Visa: (i) a duly executed Bill of Sale and Assignment in the form attached hereto as Exhibit 1.5-A; (ii) Visa Excluded Assets License, the US Order Asset License, and the Encryption Rights Agreement ("Encryption Rights Agreement") attached as Exhibit 1.5-B; (iii) assignments in a recordable form, satisfactory to Visa, of all patents, trademarks, trade names, assumed names, and copyrights and all applications therefor which are included in Section 2.11 of the Disclosure Schedule (the "Assignments"); (iv) Employment and Noncompete Agreements (in the form attached as Exhibit 1.5-C) of employees listed on Exhibit 1.5-D (the "Designated Employees"); (v) all documents containing or relating to "know-how" to be purchased by Visa or its designee pursuant hereto; (vi) all such other deeds, endorsements, assignments, documents of title and other instruments that Visa's counsel deems reasonably necessary to vest in Visa or its designee good and marketable title to the Assets; and (vii) all other previously undelivered documents required by this Agreement to be delivered by US Order or WorldCorp to Visa or Springboard at or prior to the Closing.

          (b) Visa will deliver or cause to be delivered to US Order: (i) a duly executed Assumption of Liabilities and Obligations; (ii) the Closing Payment and any payment that may be due pursuant to Section 1.4(b); (iii) the US Order License, the Visa Excluded Assets License and the Encryption Rights Agreement; and (iv) all previously undelivered documents required by this Agreement to be delivered by Visa to US Order at or prior to the Closing.

     1.6  Further Assurances.  After the Closing, US Order and WorldCorp shall
          ------------------
from time to time, at the request of Visa and without further cost or expense to Visa, execute and deliver such other instruments of conveyance and transfer and take such other actions as Visa may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in Visa or its designee good and marketable title to the Assets (including, without limitation, assistance in the collection or reduction to possession of any of the Assets).

     1.7  Allocations.
          -----------

          (a) The parties agree that US Order and Springboard shall file identical Forms 8594 with their tax returns for their respective taxable years within which the Closing occurs, and that the purchase price allocations set forth in such Forms shall reflect the allocation of the fair market value of the various components of the Assets indicated in Exhibit 1.7. US Order shall supply Visa with a copy of the Form 8594 that US Order files with its tax return for the period within which the Closing occurs.

          (b) The parties agree that a substantial portion of the consideration is properly allocable to in-process research and development. Further, it is agreed that a degree of uncertainty exists as to whether the in-process research and development will result in a commercially viable product. The consideration for the in-process research and development is as shown in Exhibit 1.7.

          (c) US Order and Visa shall equally divide any sales, use or transfer taxes applicable to the transfer of the Assets pursuant to this Agreement that are imposed by federal, state or local authority, except that US Order's liability pursuant to this Section 1.7(c) shall not exceed $250,000. Visa and Springboard shall have no obligation to pay any taxes of any kind based on, or determined by reference to; (i) any payments to be made pursuant to this Agreement after the Closing, or (ii) the income of US Order or any Shareholder.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF US ORDER AND WORLDCORP
                           -------------------------

     US Order, and WorldCorp with respect only to its representation in Sections 2.4, 2.5 and 2.27, hereby represents and warrants to Visa that the statements contained in this Article II are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (with the same force and effect as if made on the Closing Date), except as set forth in the disclosure schedule attached hereto as Exhibit 2-A (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the numbered sections and subsections contained in this Article II. Each of these representations and warranties is intended to and shall survive the Closing and any waiver or consent of Visa made at or before the Closing.

     2.1  Corporate Organization, Etc.  US Order is a corporation duly
          ----------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. US Order is duly qualified or licensed to do business as a foreign corporation in good standing in all of the jurisdictions where failure to be so qualified or in good standing could have a material adverse effect on the business, assets, liabilities, results of operations, prospects or financial condition of US Order relating to the Assets or the value of such Assets to Visa (a "Material Adverse Effect"). The copies of the Articles of Incorporation and Bylaws of US Order heretofore delivered to Visa are complete and correct copies of such instruments as currently in effect.

     2.2  Capitalization of US Order.  The authorized capital stock of US Order
          --------------------------
consists of: (i) 30,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), 5,000,000 of which are issued and outstanding; and (ii) 11,010,000 shares of Preferred Stock, par value $0.001 per share, of which 5,204,082 shares of Series A Preferred Stock (the "Series A Preferred") are issued and outstanding, 7,550 shares of Series B Preferred Stock (the "Series B Preferred") are issued and outstanding, and 1,683,031 shares of Series C Preferred Stock (the "Series C Preferred" and, together with the Series A Preferred and the Series B Preferred, the "Preferred Stock") are issued and outstanding. All issued and outstanding shares of Common Stock and Preferred Stock (the "Capital Stock") of US Order are validly issued, fully paid, and nonassessable and are owned of record and beneficially by the persons listed in
Section 2.2 of the Disclosure Schedule. As of the date of this Agreement, there are also outstanding options to purchase an aggregate of 2,353,628 shares of Common Stock; and all of such options are listed in Section 2.2 of the Disclosure Schedule and owned by the person or entity named as owner in that Section. Except as set forth above, there are no outstanding: (i) securities convertible into or exchangeable for capital stock of US Order; (ii) options, warrants, or other rights to purchase or subscribe to capital stock of US Order or securities convertible into or exchangeable for capital stock of US Order; or
(iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any capital stock of US Order, any such convertible or exchangeable securities, or any such options, warrants, or rights.

     2.3  Subsidiaries and Affiliates.  Except for the subsidiary described in
          ---------------------------
Section 2.3 of the Disclosure Schedule, which subsidiary has no business, assets, liabilities or operations, US Order does not own, directly or indirectly, any capital stock of, or any equity, profit-sharing, participation, ownership or other interest in, any partnership, joint venture or other entity.

     2.4  Authorization, Etc.  US Order has the corporate power and authority,
          -------------------
and all licenses, authorizations and permits required by governmental or other authorities, to own, lease and operate its assets and property and to carry on its business as now being conducted, and to execute, deliver and perform this Agreement and the other documents required to be executed by it pursuant to this Agreement. WorldCorp has the corporate power and authority to execute, deliver and perform this Agreement and the other documents executed or required to be executed by it in connection with this Agreement. This Agreement and each of the other documents executed in connection with this Agreement has been duly authorized, executed and delivered by US Order and WorldCorp, and approved by the Shareholders, and no other corporate proceedings on the part of US Order or WorldCorp (or other action by any Shareholder) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement and the other documents executed or to be executed in connection with this Agreement are (or will be upon execution) the legal, valid and binding obligations of US Order and WorldCorp enforceable in accordance with its or their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws and subject to general principles of equity.

     2.5  No Breach.  The execution, delivery and performance of this Agreement
          ---------
and the consummation by US Order and WorldCorp of the transactions contemplated hereby will not violate, breach, conflict with, constitute a default under, or permit the termination or the acceleration of maturity or performance of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of US Order pursuant to: (i) any provision of the Articles of Incorporation or Bylaws of US Order; (ii) any law, statute, rule or regulation or order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body, or (iii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan, contract, license or lease agreement, other agreement or instrument (including with customers) to which US Order or WorldCorp is a party, by which US Order or WorldCorp is bound, or to which any of their respective assets or properties are subject.

     2.6  Financial Statements.  US Order has heretofore delivered to Visa true,
          --------------------
correct and complete copies of the following financial statements of US Order (the "Financial Statements"), copies of which have been previously delivered to
Visa: (i) the balance sheets of US Order as at December 31 in each of the years 1990 through 1993 and related statements of income, statements of changes in shareholders' equity and statements of changes in financial position or statements of cash flow for each of the years then ended, all certified by independent public accountants, and (ii) an unaudited balance sheet of the Company at March 31, 1994 (the "Latest Balance Sheet") and at May 31, 1994, and statements of income, changes in shareholders' equity and cash flow for the three month period ended March 31, 1994. Such balance sheets and the notes thereto are true, complete and accurate and fairly present the assets, liabilities, and financial condition of US Order as at the respective dates thereof, and such statements of income, changes in shareholders' equity, changes in financial position, and cash flow and the notes thereto are true, complete, and accurate and fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

     2.7  No Undisclosed Liabilities, Etc.  US Order has no material liabilities
          --------------------------------
or obligations of any nature (absolute, accrued, contingent, or otherwise) which were not fully reflected or reserved against in the Latest Balance Sheet, except for liabilities and obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practice; and the reserves reflected in the Latest Balance Sheet are adequate, appropriate, and reasonable.

     2.8  Interim Operations.  Since the date of the Latest Balance Sheet, US
          ------------------
Order has not:

          (a) Suffered any change in its business, results of operations, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), or condition (financial or otherwise) or the manner of conducting its business other than changes that, individually or in the aggregate, have not had and will not have a Material Adverse Effect;

          (b) Suffered any damage or destruction to or loss of the Assets not covered by insurance, or any loss of suppliers, or terminated or lost the services of any key employee, any of which has had or is likely to have a Material Adverse Effect;

          (c) Incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) relating to the Assets except non-material items incurred in the ordinary course of business and consistent with past practice, which in the aggregate do not exceed $100,000;

          (d) Permitted or allowed any of the Assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

          (e) Cancelled any debts relating to the Assets;

          (f) Purchased, received or otherwise acquired, any of the Assets;

          (g) Disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any person other than representatives of Visa any trade secret, formula, process or know-how included in the Assets not theretofore a matter of public knowledge; sold, transferred, or otherwise disposed of, any of the Assets; waived any claims or rights of substantial value relating to the Assets; or entered into any agreement or understanding, whether in writing or otherwise, for US Order to take any of the actions specified in this paragraph.

          (h) Entered into or terminated any material agreement or commitment, or agreed to or made any changes in material leases or agreements related to or affecting the Assets;

          (i) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

          (j) Written up, written down or written off the book value of any material amount of the Assets;

          (k) Declared, paid, or set aside for payment any dividend or distribution with respect to its capital stock, or made any loans or advances to any shareholder, officer, director or employee;

          (l) Redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights;

          (m) Increased the compensation (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of or paid or accrued any bonuses to any Designated Employee or contributed or accrued a contribution to any employee benefit plan;

          (n) Entered into any employment, compensation or consulting agreement with any Designated Employee, or entered any collective bargaining agreement with any person or group, or modified or amended the terms of any such existing agreement or experienced any material labor trouble, problem or grievance;

          (o) Entered into, adopted or materially amended any employee benefit plan;

          (p) Entered into any other commitment or transaction or experienced any other event that is material to this Agreement or that has or may have a Materially Adverse Effect;

          (q) Entered any agreement or understanding, whether in writing or otherwise, for US Order to take any of the actions specified in items (a) through (p) above.

     2.9  Title to Properties; Encumbrances.  US Order has good and marketable
          ---------------------------------
title to all assets and properties (whether real, personal or mixed, tangible or intangible) that are material to the condition (financial or otherwise), business or operations of US Order (except for Excluded Assets or such properties or assets held pursuant to leases, in which event US Order has a valid leasehold interest), including the Assets and all assets and properties (other than Excluded Assets) that are described in Exhibit 1.1-A, reflected in the Latest Balance Sheet, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet). None of the assets and properties of US Order are subject to any restrictions, encumbrances, liens, mortgages, security interests or pledges ("Liens") except: (1) Liens reflected in the financial statements of US Order for the period ended the date of the Latest Balance Sheet; (2) mechanics, carriers, workers, repairs and other similar liens or encumbrances arising or incurred in the ordinary course of business which are not material in amount and which do not materially adversely affect the value or impair the use of the property subject thereto; and (3) Liens that are not in the aggregate material to US Order. All Assets are currently owned, leased, or licensed by US Order, and the Assets include all assets necessary to operate, or relevant to or associated with, the US Order Bill-Pay System, the Protocols, the Biller File and the Voice Response Unit, including without limitation all assets of US Order relevant to or associated with Remote Banking.

     2.10 Condition of Tangible Assets.  The tangible Assets (including without
          ----------------------------
limitation all real and personal property) whether owned or leased, are in good condition and repair subject only to ordinary wear and tear, are adequate for the uses to which they are being put in the ordinary course of business of US Order, conform in all material respects with all applicable ordinances, regulations and laws, and are not in need of maintenance or repairs which are in the aggregate material in nature or cost.

     2.11 Intellectual Property: Patents, Etc.
          ------------------------------------

          (a) Section 2.11(a) of the Disclosure Schedule lists all domestic and foreign patents and patent applications owned or licensed by US Order (the "Patents") and all agreements relating thereto. Except where such Patents are indicated to be licensed, US Order owns the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no proceedings, and to US Order's knowledge, there are no claims, threats or other communications, which challenge the validity of any claim of any Patent except as set forth on Section 2.11(a) of the Disclosure Schedule and attached thereto. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and US Order has no reason to believe that any of the Patents is not, or upon issuance will not be, valid and enforceable. Except as set forth in Section 2.11(a) of the Disclosure Schedule, no Patent has been or is now involved in any interference proceeding or has been challenged in any way and US Order is not aware of any interfering patent or patent application. US Order is not aware of any relevant information that is material to the examination of an application for any Patent that has not been disclosed to the U.S. Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. US Order has delivered or made available to Visa copies of all opinions and memoranda of counsel received by it and relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) US Order's freedom to operate. Section 2.11(a) of the Disclosure Schedule lists all agreements including licenses relating to the Patents granted to third parties by US Order. Except as disclosed in such Section, subject to any right of US Order to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid and no party to those agreements is in default in any manner respecting its obligations under those agreements. Except for the agreements listed in Section 2.11(a) of the Disclosure Schedule and except for any license implied by the sale of a product, no other license, covenant, or agreement has been granted or entered into by US Order with respect to the Patents.

          (b) Section 2.11(b) of the Disclosure Schedule lists all domestic and foreign registered copyrights and describes US Order's other copyrighted material that is not registered (collectively "Copyrights") trademarks and trademark applications, service marks and service mark applications ("Trademarks") and maskworks and maskwork applications ("Maskworks") owned or licensed by US Order from or to third parties indicating in each case whether the Trademark, Maskwork or Copyright is owned or licensed, registered or unregistered and includes a listing and summary description of all agreements relating to the Trademarks, Maskworks and Copyrights. US Order owns free and clear of all liens, claims or encumbrances Maskworks and Copyrights which are so designated as owned by them, and all agreements with respect to Maskworks and Copyrights are valid and binding, are in full force and effect, and neither US Order nor any other party thereto is in default, or with the giving of notice or lapse of time or both, would be in default under the terms of such agreement. All registered Maskworks and Copyrights are in compliance with all formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 180 days after the Closing Date. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to US Order's knowledge, threatened, with respect to any of the Trademarks, Maskworks or Copyrights. US Order has not been advised and has no reason to believe that US Order is infringing a Trademark, Maskwork or Copyright held by another person.

          (c) All assets (tangible and intangible) developed pursuant to the Consulting Services Agreement between Visa and US Order, dated June 10, 1994 (the "Consulting Agreement"), are the property of Visa. US Order owns or has in its possession certain information, know-how and show-how (including, without limitation, data, documents, cell lines, drawings, software, procedures, customer lists and other proprietary materials) relating to, without limitation, the specification, examination, simulation, design, implementation, processing, manufacture, procurement of materials, ingredients and the like from suppliers or subcontractors, quality control and testing, use and delivery of its products (the "Trade Secrets"). US Order has taken all reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons, including having each of its past and present employees and independent contractors execute and deliver their respective standard proprietary information protection and assignment agreement (a copy of which has been delivered to Visa). US Order has good title and an absolute (though not necessarily exclusive) right to use all Trade Secrets and the use of the Trade Secrets does not infringe the rights of any third party.
Section 2.11(c) of the Disclosure Schedule sets forth a list of all agreements relating to the Trade Secrets. To the extent that the Trade Secrets are not available in documentary or fixed form, disclosure shall be made to Visa to permit Visa to make full use of the Trade Secrets to operate the business of US Order as it is presently conducted and proposed to be conducted. Set forth on
Section 2.11(c) of the Disclosure Schedule is a list of all third parties or entities to whom US Order has granted any rights to Trade Secrets and a list of all such persons or entities from whom US Order has obtained any license or other rights to Trade Secrets.

          (d) To the knowledge of US Order, no person is infringing upon any Patent, Copyright or Maskwork or is misappropriating any Trade Secret owned by US Order. No material, software code, or other property of any third party is incorporated into any of US Order's existing products, and such existing products were independently developed by employees of US Order who have assigned their rights in such products to US Order, except as set forth in Section 2.11(d) of the Disclosure Schedule. None of the products manufactured or sold or licensed by, nor any processes, software code or know-how used by US Order, infringes any patent, trademark, copyright or other intellectual property right of any third party. There is no intellectual property, in any form, whether patent, trademark, tradename, trade secret, copyright or otherwise, necessary for the operation of US Order's business which US Order does not currently own or license on commercially reasonable terms, and the use by Visa or Springboard of such intellectual property will not infringe the right of any third party.

     2.12 Taxes.  US Order has duly and timely filed all tax returns and reports
          -----
to be filed by it, which returns and reports are complete and accurate and have been made available to Visa, and has: (i) duly and timely paid all taxes that have become due, and (ii) has established adequate reserves that are fully reflected in its most recent Financial Statements for taxes for all periods prior to this Agreement including taxes payable but not yet due. There are no present disputes as to taxes of any nature paid or payable by US Order, no issue has been raised by the Internal Revenue Service in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for US Order for any period not so examined and no state of facts exists or has previously existed which would constitute grounds for the assessment of any additional tax against US Order for any other period not audited by the Internal Revenue Service. There are no liens on the assets or properties of US Order imposed by any taxing authority and neither US Order nor WorldCorp know of any proposal by any taxing authority to attach any such liens. No material deficiencies for any taxes have been proposed, asserted or assessed against US Order. For the purpose of this Section, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     2.13 No Violation of Any Instrument.  US Order is not in violation of or
          ------------------------------
default under nor, to the knowledge of US Order, has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any property or asset of US Order pursuant to, the Articles of Incorporation or Bylaws of US Order or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan, contract, license or lease agreement, other agreement or instrument, judgment, order, injunction, or decree to which US Order is a party, by which it is bound, or to which any of its assets are subject, which would have a Material Adverse Effect.

     2.14 Contracts and Commitments.  Set forth in Section 2.14 of the
          -------------------------
Disclosure Schedule is a complete and accurate list of the following contracts and commitments (including summaries of oral agreements (to the extent that such agreements create binding contracts)) to which US Order is a party or bound, or which are material to the Assets or the business, results of operations, prospects or financial condition of US Order related to the Assets or to the consummation of the transactions contemplated by this Agreement:

          (a) Contracts with or commitments to any labor union;

          (b) Employee benefit plans or agreements, including without limitation any profit-sharing, bonus, employee stock ownership, stock option, stock appreciation right, pension, retirement, disability, stock purchase, severance, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits or perquisites;

          (c) Employment, consulting or similar contracts, including confidentiality agreements;

          (d) Leases, whether as lessor or lessee;

          (e) Loan agreements, mortgages, indentures, instruments of indebtedness or commitments involving indebtedness for borrowed money or money loaned to others;

          (f) Guaranties or suretyships, performance bonds, indemnification or contribution agreements, including without limitation each corporate or personal guarantee to suppliers, sureties, banks or others that has any impact on or relevance to the business, operations or financial condition of US Order;

          (g) Contracts and work-in-process with customers or suppliers involving, in each case, financial obligations aggregating $25,000 or more per year, or that are material to US Order or any of the Assets;

          (h) Distribution, marketing, dealership, sales, agency, franchise or similar agreements or any other contract relating to the payment of a commission to or from US Order;

          (i) Joint venture, partnership or other agreements evidencing an ownership interest or participation in or sharing of profits;

          (j) Contracts containing noncompetition covenants (except as part of Section 2.14 of the Disclosure Schedule, US Order has delivered a true and correct copy of each form of noncompetition agreement used and a list of all persons who have executed those forms), covenants to register securities, or negative or restrictive financial covenants;

          (k)  Insurance policies;

          (l)  Powers of attorney;

          (m)  Shareholders' agreements;

          (n) Contracts for future capital expenditures or purchase of products, materials, supplies, equipment or services which either (i) exceed $25,000 individually or $100,000 in the aggregate or (ii) are not terminable by US Order on 30 days or less notice without cost or other liability, penalty or premium;

          (o) Agreements or arrangements relating to any Patents, Copyrights, Trademarks, Maskworks, Trade Secrets or other intellectual property rights of any kind, owned, used or contemplated to be used by US Order;

          (p) Other contracts not made in the ordinary course of business or that are material to the business, operations, assets, financial condition or prospects of US Order.

     US Order and WorldCorp have furnished or made available to Visa true and complete copies of all of the contracts, commitments or instruments listed in
Section 2.14 of the Disclosure Schedule. All such contracts are valid, binding and enforceable in all material respects and shall not be materially affected by the transactions contemplated by this Agreement, and there is no material dispute among, or breach by any of, the parties to any such contract and no material penalty has been incurred with respect thereto. None of the customers or suppliers of US Order has refused, or communicated that it will or may refuse to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce amounts of goods or services that it is willing to purchase from, or sell to, US Order.

     2.15 Suppliers.  Section 2.15 of the Disclosure Schedule sets forth:  the
          ---------
ten largest suppliers of US Order in terms of purchases during the five months ended May 31, 1994, showing the approximate total purchases by US Order from each such supplier. There has not been any material adverse change in the business relationship of US Order with any supplier named in Section 2.15 of the Disclosure Schedule.

     2.16 Insurance.  Section 2.16(a) of the Disclosure Schedule contains an
          ---------
accurate and complete description of all material policies of fire, liability, workmen's compensation, and other forms of insurance owned or held by US Order that relate to or affect the Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies:
(i) are sufficient for compliance with all requirements of law and of all agreements to which US Order is a party; (ii) are valid, outstanding, and enforceable policies; (iii) provide adequate insurance coverage for the assets and operations of US Order; and (iv) will remain in full force and effect through the respective dates set forth in Section 2.16(a) of the Disclosure Schedule without the payment of additional premiums. Section 2.16(b) of the Disclosure Schedule identifies all risks which US Order, its Board of Directors, or officers have designated as being self insured. US Order has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

     2.17 Labor Difficulties.
          ------------------

          (a) US Order (i) is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, (ii) is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them or amounts required to be reimbursed to such employees, (iii) is not liable, upon termination of the employment of any US Order employee for so-called 'severance pay' or any similar or other contingent payments, other than accrued vacation which is fully reflected for all employees in US Order's most recent financial statements, (iv) to its knowledge, no charges with respect to or relating to US Order are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices, and (v) has no written or other personnel policy applicable to the employees, other than those set forth in Section 2.17(a) of the Disclosure Schedule, true and correct copies of which have heretofore been delivered to Visa. There is no unfair labor practice complaint against US Order pending, or to the best of US Order's knowledge, threatened before the National Labor Relations Board or any comparable state, local or foreign agency. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of US Order's knowledge, threatened against or involving US Order and during the past three years there has been no such action. No collective bargaining agreement is currently in effect or being negotiated by US Order. To the knowledge of US Order, no question of union representation exists respecting the employees of US Order, and no union organizing activities are taking place.

          (b) All employees of US Order that are to be employed by Visa are employed on an at will basis and may be terminated without cause and without penalty or liability to US Order or Visa. Neither US Order nor any Shareholder has made any promise or representation to employees that are to be employed by Visa or Springboard of continued employment following the Closing. None of the actions contemplated by this Agreement, including without limitation the actions contemplated by Section 4.12 hereof, shall violate or require notification pursuant to the Worker Adjustment and Retraining Notification Act ("WARN").

          (c) All individuals who are performing or have performed services for US Order and are or were classified as 'independent contractors' for tax purposes qualify for such classification.

          (d)  COBRA Coverage.  US Order is in full compliance with its
               --------------
obligations under Section 4980B of the Internal Revenue Code of 1986, as amended from time to time ("COBRA"), and any regulation, including, without limitation, proposed or temporary regulations promulgated thereunder ("COBRA Regulation") and, to the best knowledge of US Order after due inquiry, there are no Claims (as defined in Section 2.19 below) asserting the contrary.

Except as specifically set forth otherwise in Section 2.17(d) of the Disclosure Schedule, (i) no 'covered employee or 'qualified beneficiary' (as defined in COBRA or the COBRA Regulations) is receiving, has elected to receive, or is eligible to elect to receive 'continuation coverage' (as defined in the COBRA Regulation); and (ii) US Order has received no notice of a 'qualifying event' (as defined in the COBRA Regulation) with respect to any 'covered employee' or 'qualified beneficiary.'

     2.18 Fringe Benefit Plans.  Except as set forth in Section 2.14(b) of the
          --------------------
Disclosure Schedule, US Order has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or any other fringe benefit plan, arrangement, or practice, whether formal or informal. Section 2.18(a) of the Disclosure Schedule contains an accurate and complete description of, and sets forth the annual amount payable pursuant to, each bonus, deferred compensation, pension, profit-sharing or retirement plan or arrangement, and each other fringe benefit plan, of US Order and each US Order Subsidiary, whether formal or informal. Except as set forth in Section 2.18(b) of the Disclosure Schedule, the aggregate of such amounts will not exceed $10,000 for the fiscal year ended 1994 and the Latest Balance Sheet reflects in the aggregate an accrual of all amounts accrued but unpaid under such plans and arrangements as of the date thereof. US Order has no commitments, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement.

     2.19 Litigation.  Except as described in Section 2.19 of the Disclosure
          ----------
Schedule, there is no (i) suit, claim, action, or litigation, or governmental, administrative, arbitration or other similar proceeding, investigation or inquiry pending or, to the knowledge of US Order, threatened (the "Claims") against or affecting US Order or its business, assets, properties or operations, or the ability of US Order to consummate the transactions contemplated by this Agreement, or (ii) order, judgment or decree to which US Order or its business, assets, properties or operations or WorldCorp is subject (together with the Claims, the "Legal Items") and which may have a Material Adverse Effect or which may affect the ability of US Order or WorldCorp to consummate the transactions contemplated by this Agreement. With respect to every Legal Item disclosed in
Section 2.19 of the Disclosure Schedule, US Order has provided Visa with complete copies of all files relating to such Legal Item and there is included a summary explanation of: the claims and defenses relating to such Legal Item, the date the Legal Item became known to WorldCorp or US Order, the anticipated scope and duration of any process involved to resolve the Legal Item, the anticipated legal and other costs to US Order from the Legal Item, any liabilities or contingent liabilities associated with the Legal Item, and whether or not the Legal Item is anticipated to have a material impact on US Order (or Visa or Springboard after the Closing) or its business, assets, properties or operations or the transactions contemplated by this Agreement.

     2.20 Consents and Approvals.  Except as set forth in Section 2.20 of the
          ----------------------
Disclosure Schedule, no consent, approval, permit, license or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority or agency or any other third party or person is required on the part of US Order or any Shareholders in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

     2.21 Compliance with Law.  US Order is in material compliance with all
          -------------------
laws, ordinances, regulations and orders applicable to its business or operations and has not received any notification of any asserted past or present failure to comply with any material law, ordinance, regulation or order.

     2.22 Environmental Protection.
          ------------------------

          (a) Except as set forth in Section 2.22(a) of the Disclosure Schedule, US Order is in full compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by US Order of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as set forth in
Section 2.22(a) of the Disclosure Schedule, US Order has not received any communication (written or oral), whether from a governmental authority, citizens group, employee, or otherwise, that alleges that US Order is not in such full compliance, and, to US Order's and WorldCorp's best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by US Order pursuant to the Environmental Laws are identified in
Section 2.22(a) of the Disclosure Schedule.

          (b) Except as set forth in Section 2.22(b) of the Disclosure Schedule, there is no Environmental Claim pending or threatened against US Order or, to US Order's and WorldCorp's best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim US Order has retained or assumed either contractually or by operation of law.

          (c) Except as set forth in Section 2.22(c) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events, or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against US Order or, to US Order's or WorldCorp's best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim US Order has retained or assumed either contractually or by operation of law.

          (d) (i) US Order has not stored, disposed, or arranged for the disposal of Materials of Environmental Concern; (ii) except as set forth in
Section 2.22(d) of the Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure, or office space owned or leased by US Order; and (iii) no polychlorinated biphenyls (PCB's), or PCB-containing items are used or stored at any property owned or leased by US Order.

          (e) "Environmental Claim" means any claim, action, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from: (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by US Order; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all Federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases, or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, and petroleum products.

     2.23 Compliance with ERISA.
          ---------------------

          (a) Prohibited Transactions.  US Order has not engaged in a
              -----------------------
transaction in connection with which US Order could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

          (b) Plan Termination; Material Liabilities.  No liability to the
              --------------------------------------
Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by US Order. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Plan. Section 2.23(a) of the Disclosure Schedule sets forth a list of all notices of reportable events (within the meaning of Section 4043(b) of ERISA) which US Order has filed with the Pension Benefit Guaranty Corporation with respect to any Plan and a list of all Plans that have terminated and whose 'date of termination' (within the meaning of Section 4048 of ERISA) occurred after September 1, 1974, with a description of the actions, if any, taken by the Pension Benefit Guaranty Corporation with respect thereto. To the best knowledge of US Order, the aforementioned lists reflect all reportable events relating to and all terminations of such Plans occurring since September 1, 1974. Except as and to the extent set forth in Section 2.23(b) of the Disclosure Schedule, no event has occurred, and there exists no condition or set of circumstances as of the date of this Agreement, which presents a material risk as of such date of the termination of any Plan (other than the terminations reflected in the aforementioned lists) which could reasonably be expected to result in any liability on the part of US Order to the Pension Benefit Guaranty Corporation. Except as and to the extent set forth in Section 2.23(a) of the Disclosure Schedule, the occurrence of the reportable events and terminations reflected in such lists will not adversely affect the business, prospects, operations, properties, or the condition (financial or otherwise) of US Order.

          (c) Accumulated Funding Deficiency.  Full payment has been made of all
              ------------------------------
amounts which US Order is required under the terms of all Plans to have paid as contributions to such Plans as of the last day of the most recent fiscal year of each such Plan ended prior to the date of this Agreement, and there are no 'accumulated funding deficiencies' (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as may exist with respect to such Plans, determined as of the last day of the most recent fiscal year of each of such Plans ended prior to the date of this Agreement. Any amount contributed by US Order to any Plan which under the provisions of Section 412(c) (10) of the Code and Section 302(c) (10) of ERISA is considered as having been made on the last day of the most recent fiscal year of such Plan shall be considered as having been so made for purposes of the representations contained in the preceding sentences. With respect to Multiemployer Plans to which US Order makes contributions required under collective bargaining agreements or otherwise, US Order has not failed to make payment of an aggregate amount of such required contributions which when added to any accumulated funding deficiencies referred to above could reasonably be expected to result in a liability which would adversely affect the business, operations, properties, or the condition (financial or otherwise) of US Order.

          (d) Relationship of Vested Benefits to Pension Plan Assets.  The
              ------------------------------------------------------
current value of all vested Accrued Benefits under all Plans, other than Multiemployer Plans, as of the date of this Agreement, did not exceed the then Current Value of the assets of such Plans allocable to such vested Accrued Benefits by more than $10,000. For purposes of the representation in the preceding sentence, the term "Current Value" has the same meaning as in Section 4062(b)(1) of ERISA and the term "Accrued Benefit" has the meaning specified in
Section 3 of ERISA.

          (e) Compliance with Applicable Laws.  Each Plan is in compliance with
              -------------------------------
applicable Federal laws, including but not limited to ERISA.

          (f) Definitions to Be Used in Conjunction with ERISA Representations
              ----------------------------------------------------------------
and Warranties and Covenants.  Whenever any of the terms set forth below is used
- - ----------------------------
in this Agreement, they shall have the following meaning: (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time;
(ii) "Plan" means an employee benefit plan (within the meaning of Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by US Order or any US Order Subsidiary; (iii) "Multi-employer Plan" means an employee pension plan meeting the definition of that term contained in Section 3(37) of ERISA to which contributions are or have been made by US Order or any US Order Subsidiary; and (iv) "Code" means the Internal Revenue Code of 1986, as amended.

     2.24 Good Title Conveyed, Etc.  US Order has complete and unrestricted
          -------------------------
power and the unqualified right to sell, transfer, convey, assign, and deliver to Visa or its designee, and upon consummation of the transactions contemplated by this Agreement, Visa or its designee will acquire, good, valid and marketable title to the Assets free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances, or charges of any kind, except those referred to in Section 2.9 hereof. The Bill of Sale and Assignment and the deeds, endorsements, assignments, and other instruments to be executed and delivered by US Order at the Closing will be valid and binding obligations of US Order, respectively, enforceable in accordance with their terms, and will effectively vest in Visa or its designee good, valid, and marketable title to all the Assets. All of the Excluded Assets are clearly separate, distinct and divisible from the Assets.

     2.25 Brokers, Finders, and Investment Bankers.  Neither US Order, any of
          ----------------------------------------
its officers, directors, or employees, nor any of the Shareholders has employed or will employ any broker, finder, or investment banker or has incurred or will incur any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by this Agreement, except that US Order has arrangements with National Westminster, PLC, New York (it being understood that US Order shall pay any fees due to National Westminster under such arrangements).

     2.26 Insider Interests.  Except as set forth in Section 2.26 of the
          -----------------
Disclosure Schedule, no officer, director or Shareholder of US Order has any material interest, direct or indirect, in any property (real or personal, tangible or intangible), including without limitation, inventions, patents, trademarks, or trade names, used in or pertaining to the business of US Order, and none of such persons has any direct or indirect interest in any competitor, supplier or customer of US Order.

     2.27 Insolvency.  No insolvency proceedings of any kind, including without
          ----------
limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting US Order or any of its assets or properties are pending or, to the knowledge of US Order or WorldCorp, threatened, nor has US Order made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of any such insolvency proceedings. Immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, US Order will not (i) be insolvent (either because its financial condition is such that the sum of its debt is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

     2.28 Bulk Sales.  No filing with any government agency or  authority,
          ----------
creditor or other entity or person shall be required to comply with any bulk sales or similar statutes applicable to the transfer of assets as a result of the transactions contemplated by this Agreement, and consummation of the transactions contemplated by this Agreement shall not result in any liability (contingent or otherwise) or obligation to Visa or Springboard under any bulk sales, creditors' rights or similar laws.

     2.29         XXXXX           .  US Order has full authority to grant each
          ------------------------
and every license of the intellectual property called for in this Agreement, including the license of the intellectual property in the XXXXX
Agreement and the Visa Excluded Assets License.

     2.30 Disclosure.  No representations or warranties by US Order in this
          ----------
Agreement and no statement contained in any document (including financial statements and the Disclosure Schedule and any supplements thereto), certificate, or other writing furnished or to be furnished by US Order or WorldCorp to Visa or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     2.31 Warranty of Capacity.  US Order warrants that the software and
          --------------------
hardware contained in the US Order Bill-Pay System, as enhanced and modified from time to time, can be scaled up to service and support XXXXX Active
Retail Bill Pay Accounts (the "Capacity Requirement") without any material changes to the US Order Bill-Pay System architecture. US Order further warrants that as the US Order Bill-Pay System and the Visa Bill-Pay System are scaled up in reasonable increments to meet the Capacity Requirement, the costs incurred by Visa and its Affiliates to increase capacity to service and support each additional Active Retail Bill Pay Account (a "Unit of Capacity") shall not exceed XXXXX, and the average cost of all capacity added by Visa and its Affiliates shall not exceed XXXXX through that date.

     If at any time on or before December 31, 1997, it can be reasonably determined that this representation has been breached, then:

     (i) Visa shall submit a documented written claim for breach of this warranty and representation to US Order, and

     (ii) Visa's Damages under Article IX shall equal the amount by which costs and expenses incurred by Visa and its Affiliates before and after the date of the claim to scale up the US Order and Visa Bill-Pay Systems to meet the Capacity Requirement exceeds XXXXX added to such systems. Such amounts will be paid by US Order within 30 calendar days of Visa incurring such indemnifiable costs and expenses and submitting a written claim to US Order and shall include interest at 10% per annum, compounded quarterly, until Visa is paid in full.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF VISA
                     --------------------------------------

     Visa hereby represents and warrants to US Order that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (with the same force and effect as if made on the Closing Date), except as set forth in any disclosure schedule attached hereto as Exhibit 3 (the "Visa Disclosure Statement"). Each of these representations and warranties is intended to and shall survive the Closing and any waiver or consent of US Order made at or before the Closing.

     3.1  Corporate Organization, Etc.  Visa is a non-stock membership
          ----------------------------
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Upon formation, Springboard shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2  Authorization, Etc.  Visa has, and Springboard will have, full
          -------------------
corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Visa has taken, and the Board of Directors of Springboard will take, all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement and each other document executed by Visa or Springboard in connection with this Agreement is (or will be upon execution and delivery) a legal, valid and binding agreement of Visa enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws and subject to general principles of equity.

     3.3  Brokers, Finders, and Investment Bankers.  Visa has not employed and
          ----------------------------------------
will not employ any broker, finder, or investment banker and it has not incurred and will not incur any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated hereby, except that Visa has arrangements with Montgomery Securities (it being understood and agreed that Visa shall pay any fees due to Montgomery Securities pursuant to such arrangements).

     3.4  No Breach.  The execution, delivery and performance of this Agreement
          ---------
and the consummation by Visa and Springboard of the transactions contemplated hereby will not violate, breach, conflict with, constitute a default under, or permit the termination or the acceleration of maturity or performance of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Visa pursuant to: (i) any provision of the Articles of Incorporation or Bylaws of Visa; (ii) any law, statute, rule or regulation or order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body, or (iii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan, contract, license or lease agreement, other agreement or instrument (including with customers) to which Visa is a party, by which Visa is bound, or to which any of its assets or properties are subject.

     3.5  No Violation of Any Instrument.  Visa is not in violation of or
          ------------------------------
default under nor, to the knowledge of Visa, has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any property or asset of Visa pursuant to, the Articles of Incorporation or Bylaws of Visa or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan, contract, license or lease agreement, other agreement or instrument, judgment, order, injunction, or decree to which Visa is a party, by which it is bound, or to which any of its assets are subject, which would have a material adverse effect on its business, assets or results of operations.

     3.6  Consents and Approvals.  Except for (i) any Hart-Scott-Rodino
          ----------------------
Antitrust Improvements Act filing or waiting period that may be required because of the assets or revenue of US Order or any Shareholder or any options to acquire equity in US Order, or (ii) any notice or other requirements under any bulk sales or similar statutes, no consent, approval, permit, license or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority or agency or any other third party or person is required on the part of Visa in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.7  Statement of Intention.  At the Closing it is the present intention of
          ----------------------
Visa to be actively involved in the bill paying business through the use of the Visa Bill-Pay System. Visa acknowledges that over time Visa will have to expend money and personnel resources to enhance, modify and improve the US Order Bill-Pay System as the retail customer bill paying business grows and changes.

                                   ARTICLE IV

                      COVENANTS OF US ORDER AND WORLDCORP
                      -----------------------------------

     US Order, and WorldCorp to the extent of its covenants in Sections 4.6, 4.7, 4.8, 4.10 and 4.11, hereby covenants and agrees with Visa as follows:

     4.1  Full Access.  Until the Closing, US Order shall afford to Visa, its
          -----------
counsel, accountants, and other representatives full access to the assets, properties, books, contracts and records of US Order in order that Visa may have full opportunity to make such investigations as it shall desire to make of the affairs of US Order; and US Order will cause its officers and accountants to furnish such additional financial and operating data and other information as Visa shall, from time to time, request. Until the Closing, US Order will allow Visa access to US Order's employees, customers and suppliers on a basis mutually satisfactory to US Order and Visa.

     4.2  Consents.  US Order shall obtain, prior to the Closing, all consents
          --------
necessary to the consummation of the transactions contemplated by this Agreement, including: (i) the consent of any person holding a mortgage, security interest or lien on real property or personal property that are Assets to the transfer of such property to Visa at the Closing; (ii) the consent of each lessor of real or personal property leased by US Order, including the capital leases listed on Exhibit 1.2-C, to the assignment of the lessee's interest under the lease of such property to Visa at the Closing in consideration of the assumption by Visa of the lessee's liability thereunder; and (iii) any other consents or approvals described in the Disclosure Schedule except for those consents and approvals listed on Exhibit 4.2 (the "Deferred Consents"), which Deferred Consents, individually and in the aggregate, are not material to the Assets or the transactions contemplated by this Agreement, and failure to obtain any or all of such consents will not have a Material Adverse Effect. With respect to any Deferred Consent which is not satisfied at or before the Closing, US Order or WorldCorp as the case may be, will cause the consent to be obtained and delivered to Visa within 45 days after the Closing. If a Deferred Consent is not delivered to Visa within this 45 day period, US Order will promptly pay to Visa all increased costs, fees and expenses reasonably anticipated to be incurred by Visa in obtaining the property, services, license or whatever else Visa would have obtained had the Deferred Consent been obtained within this period. All such consents shall be in writing and executed counterparts thereof shall be delivered to Visa at or prior to the Closing.

     4.3  Supplements to Disclosure.  From time to time prior to the Closing, US
          -------------------------
Order shall promptly advise Visa in writing of (i) any Materially Adverse Effect; (ii) the occurrence of any event which causes the representations and warranties made by US Order and WorldCorp or the information included in the Disclosure Schedule to be incomplete or inaccurate in any material respect; and
(iii) the receipt of any inquiry relating to any acquisition proposal from a third party, including the identity of the third party and a copy of the inquiry.

     4.4  Additional Financial Statements.  To the extent such financial
          -------------------------------
statements are available in accordance with US Order's customary practice, US Order shall furnish Visa with the same type of financial statements as those referred to in Section 2.6 hereof as of June 30, 1994, and for the six month period ending on such date, and for any other month and related interim period, if any, that shall end before the Closing Date, all certified by the Chief Financial Officer of US Order, as soon as they become available. After the Closing Date and until December 31, 2000, US Order shall deliver an unaudited balance sheet and related statements of income, changes in shareholders' equity and cash flow for its first, second and third fiscal quarters each year and an audited balance sheet and related statements of income, changes in shareholders' equity and cash flow for each fiscal year-end.

     4.5  Insolvency.  US Order will not transfer the Closing Payment in a
          ----------
manner that will render US Order insolvent, leave it unable to pay its debts as they mature, or leave it with unreasonably small capital with which to engage in its business. Furthermore, US Order will not take action so as to defraud its creditors (including the making of a constructive fraudulent transfer) within the meaning of Cal. Civ. Code Section 3439, et seq. the comparable provisions of Virginia law, 11 U.S.C. (S) 548, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyances Act, or other applicable law regarding fraudulent transfer.

     4.6  Other Transactions.  Until the Closing, without the written approval
          ------------------
of Visa, none of WorldCorp, US Order, or their respective Boards of Directors, officers or employees shall (and WorldCorp and US Order shall use their best efforts to cause each other Shareholder not to), directly or indirectly, facilitate, encourage, solicit or enter into negotiations or discussions concerning, or recommend or approve, any sale or issuance of capital stock, merger, consolidation, disposition of a material portion of US Order's business, properties, or assets including any Asset (other than to Visa pursuant to this Agreement), acquisition or other business combination or proposal therefore, or furnish or cause to be furnished any information concerning the business, properties, or assets of US Order (other than to Visa pursuant to this Agreement) to any party in connection with any such transaction.

     4.7  Covenant to Satisfy Conditions.  US Order shall use its best efforts
          ------------------------------
to insure that the conditions set forth in Article VIII hereof are satisfied, insofar as such matters are within its control.

     4.8  Covenants of Loyalty, Cooperation and Non-Competition.
          -----------------------------------------------------

     The parties have agreed that to foster the success of Visa in Remote Banking and Financial Services and to improve the likelihood that the stream of CPR Amount payments will be larger, US Order, WorldCorp and their subsidiaries and Affiliates (the "US Order Parties") will work exclusively with Visa in certain areas and will refrain from certain activities that are in competition with Visa and its Members. These understandings are set out in this Section
4.8. The parties have negotiated these provisions in good faith for separate and valuable consideration and agree that they are fair and reasonable restrictions in light of the mutual goals of the parties and the worldwide operations of Visa.



                                     XXXXX

                                     XXXXX

                                     XXXXX

                                     XXXXX

                                     XXXXX

                                     XXXXX

                                     XXXXX


     4.9  Operation of Business of US Order.  Until the Closing Date, US Order
          ---------------------------------
will operate its business relating to the Assets and its obligations under this Agreement as presently operated and only in the normal and ordinary course consistent with past practices and, consistent with such operation, will use its best efforts to preserve intact its related business organization, employees, assets and relationships with persons having business dealings with it. Without limiting the generality of the foregoing, between the date hereof and the
Closing:

          (a) US Order will not issue or sell any shares of its capital stock or other securities, acquire directly or indirectly (by redemption or otherwise) any such capital stock except as required in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions or obligations contemplated by this Agreement or the proposed business of Visa and its subsidiaries and Affiliates, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities, or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls, or commitments of any kind with respect thereto;

          (b) no change shall be made in the charter or bylaws of US Order except as required in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions or obligations contemplated by this Agreement or the proposed business of Visa and its subsidiaries and Affiliates;

          (c) US Order will not borrow or agree to borrow any funds or incur, or assume or become subject to (whether directly or by way of guarantee or otherwise), any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business, consistent with past practice and as evidenced by the Latest Balance Sheet except as required to consummate this Agreement in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions or obligations contemplated by this Agreement or the proposed business of Visa and its subsidiaries and Affiliates;

          (d) US Order will not pay, discharge, or satisfy any claim, liability, or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations with a fixed maturity of less than 90 days reflected or reserved against in the Latest Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet.

          (e) US Order shall not organize any new subsidiary, acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other means, any business or organization or otherwise acquire or agree to acquire any assets (other than merchandise, materials, supplies or equipment acquired in the ordinary course of business and consistent with past practice) or equity or ownership interest in any business;

          (f) except as required to consummate this Agreement in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions contemplated by this Agreement or the proposed business of Visa and its subsidiaries and Affiliates, US Order shall not sell, lease or otherwise dispose of its assets or properties, except in the ordinary course of business and consistent with past practices;

          (g) US Order shall not (i) enter into an employment agreement with any of the Designated Employees, (ii) enter into any collective bargaining agreements, or (iii) grant or pay any increase in the compensation payable to any of the Designated Employees including any bonus or increases in the amount payable under any employee benefit plan made to, for or with any such officers or employees, not required by such plan;

          (h) US Order shall not create, assume or incur any mortgage, lien, pledge or other encumbrance of any kind in respect of the property of US Order other than mortgages, liens, pledges or other encumbrances which are in the ordinary course of business consistent with past practice and permitted by
Section 2.9 hereof, except as required to consummate this Agreement in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions or obligations contemplated by this Agreement or the proposed business of Visa, its subsidiaries or Affiliates;

          (i) US Order shall not cancel any debt or amend, terminate or waive any right of substantial value belonging to or held by US Order except as required to consummate this Agreement in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions or obligations contemplated by this Agreement or the proposed business of Visa, its subsidiaries or Affiliates;

          (j) US Order shall not engage in any material transaction, directly or indirectly, with an Insider, as that term is defined below except as required to consummate this Agreement in connection with the repurchase of certain US Order securities in a manner that will not impact or affect the Assets, the transactions contemplated by this Agreement or the proposed business of Visa, its subsidiaries or Affiliates. For the purposes of this Agreement the term "Insider" shall mean any director, officer, key employee or Shareholder, and their respective Affiliates;

          (k) without the prior written consent of Visa, US Order will not make any capital expenditure or commitment for additions to property, plant, or equipment in excess of $100,000 in the aggregate;

          (l) no contract or commitment shall be entered into, and no purchase of supplies and no sale of assets shall be made, by or on behalf of US Order, except: (i) normal contracts or commitments for the purchase of, and normal purchases of, supplies, made in the ordinary course of business and consistent with past practice; (ii) normal contracts or commitments for the sale of, and normal sales of, services in the ordinary course of business and consistent with past practice; and (iii) other contracts, commitments, purchases, or sales in the ordinary course of business and consistent with past practice;

          (m) US Order shall adequately insure all property, real, personal and mixed, owned or leased by US Order, against all ordinary and insurable risks; and all such property shall be used, operated, maintained, and repaired in a careful and reasonably efficient manner;

          (n) US Order shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any material contract or commitment of US Order;

          (o) US Order shall duly comply with all laws applicable to it and its properties, operations, business, and employees; and

          (p) US Order shall not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name or copyright, or disperse of or disclose to any person any trade secret, formula, process or know-how, not previously a matter of public knowledge.

     4.10 Representations and Warranties.  Pending the Closing Date, neither US
          ------------------------------
Order nor WorldCorp will, directly or indirectly, take or fail to take, or cause or encourage another person to take or fail to take, any action that would cause or permit the representations or warranties made herein to be misleading or inaccurate (without reference to any Disclosure Schedule update).

     4.11 Releases.  On or before the Closing, US Order and WorldCorp shall
          --------
execute a release in substantially the form attached hereto as Exhibit 4.11.

     4.12 Labor Matters.
          -------------

          (a) Visa and US Order have jointly reviewed all current US Order personnel and consultants and, prior to making the Disclosure Payment, Visa shall designate on Exhibit 1.5-D the Designated Employees that it wishes Visa or its subsidiaries or Affiliates to hire. At the Closing, all Designated Employees shall resign or be terminated by US Order from US Order's employment, and US Order shall have paid in cash to each such employee the amount of all accruals for vacation, sick leave, severance or other similar employee benefits. Visa will either reimburse US Order for an amount equal to the accrued but unpaid vacation pay of the Designated Employees as described on Schedule 1.2-C or will offer to extend to the Designated Employees the right to begin their employment with Visa with a comparable number of days of accrued vacation. Visa shall not be obligated to employ any of US Order's former or present employees, and no written or oral representations or implied promises have been made by US Order, WorldCorp or their agents or representatives to any of US Order's former or present employees that would impact on Visa in any way. Neither WorldCorp nor US Order shall take or fail to take any action before or after the Closing, if such action or failure to act would violate or require notice pursuant to the WARN Act.

          (b) Prior to the Closing, US Order shall use its best efforts to cause each Designated Employee who Visa desires to be covered by an Employment Agreement to enter into the Employment Agreements.

          (c) US Order shall (i) continue to provide or offer to provide 'continuation coverage' to each person receiving or entitled to receive 'continuation coverage' as of the date of the Closing, and (ii) offer 'continuation coverage' to all 'covered employees' and 'qualified beneficiaries' who become entitled to 'continuation coverage' as the result of the consummation of the transactions contemplated herein, including, without limitation, Designated Employees (and their current or former dependents) whose pre-existing medical condition(s) are not covered by any group health plan offered by Visa.

     4.13 Hardware and Related Software.
          -----------------------------

          (a) Until December 31, 2000, US Order will use its best efforts to ensure that: (i) all interactive hardware, including smartphones and related technology, developed, sold, licensed or distributed by US Order or its Affiliates that facilitates Remote Banking or Financial Services will be compatible with the Visa Bill-Pay System, and (ii) that any operating systems used in such interactive hardware (and its application software) of US Order will provide for compatibility with the Visa Bill-Pay System at the time such interactive hardware or operating system is first made available by US Order or its Affiliates.

     At the Closing, US Order shall deliver to Visa in a sealed envelope a copy of the source code and all relevant documentation and development tools for the US Order software and the information and documentation relating to US Order hardware and firmware described in Exhibit 4.13. Thereafter and until December 31, 2000, US Order shall deliver to Visa a sealed copy of the source code for any new US Order software prior to any offer, sale, transfer or license of such software to a third party and copies of the information and documentation described in Exhibit 4.13 with respect to any new US Order hardware and firmware. On December 31 of each year up to and including December 31, 2000, US Order shall deliver to Visa sealed copies of the source code and all relevant documentation and development tools for each item of US Order software, and the documentation and information relating to the US Order hardware and firmware, updated to include any enhancements or modifications. Upon any Default of US Order (as defined in Exhibit 4.13), Visa may open the sealed copies of the source codes and the documentation, in formation and development tools and use such software, hardware and firmware on the terms described in Exhibit 4.13, with this license to be granted at the Closing on the terms provided in Exhibit 4.13.

     The parties acknowledge that subject to the provisions of Section 4.14 (Most Favored Customers), US Order will be obligated to first offer Visa the opportunity to become the transferee of US Order of the rights described in the documentation in Exhibit 4.13. However, if Visa is not the transferee of these rights, Visa will have the right to approve the transferee, provided that Visa will not unreasonably withhold or delay its consent to any transferee. If the rights are transferred to a transferee approved by Visa, the transferee will be relieved of the obligations under this paragraph and the documentation in
Exhibit 4.13 to deposit updated source code and documentation to enhancements to the transferred rights with Visa.

          (b) Visa and its Affiliates and Members shall have an exclusive right to purchase and use any smartphones or other interactive hardware products developed, sold or licensed by US Order or its Affiliates, or for which US Order or its Affiliates has exclusive distribution rights, which facilitate Remote Banking, including the Eagle IIA and Eagle III smartphones, until twelve months after the date such smartphones or interactive hardware or any modifications or models that have a different stock-keeping unit identification are first made compatible with the Visa Bill-Pay System and are made available to Visa in commercially reasonable quantities.

     US Order agrees to provide Visa with reasonable numbers of 'developer kits' at a standard market price not to exceed $500 for use with, such future products, including the Eagle IIA and Eagle III, which developer kit shall include all tools and specifications necessary to allow Visa to make the Visa Bill-Pay System operable on and compatible with such hardware and its operating software./2/

     Furthermore, any interactive hardware products developed, sold or licensed by US Order or its Affiliates that are (or may be made) compatible with the Visa Bill-Pay System, and that are capable of analog display services interface ("ADSI"), will be shipped with the ADSI function switched off (unless a customer unilaterally requests otherwise) if it is physically possible to do so.

          (c) It is contemplated by the parties that each of US Order and Visa may from time to time operate one or more electronic data telecommunications hubs and that these hubs may receive customer "calls" that need to be routed through the hub of one company to the hub of the other company. US Order and Visa agree that they will interconnect their relevant hubs and will receive and reroute these calls to the proper hub at no cost to the other; provided that each party will be obligated to bear the costs of its own hub and telecommunications lines. The parties will cooperate so that there is no unfair burden imposed on either company in connection with these hub and rerouting operations. For example, if a ScanFone has only one line that it can call and the customer using the ScanFone wants to do a transaction that is bill-pay using the Visa Bill-Pay System, and the call is first received at a US Order telecommunications hub, US Order will reroute that call to Visa at no charge, though Visa will have to pay for the cost of its own telecommunications lines.

     4.14 Most Favored Customers.
          ----------------------

          (a) If at any time after the Closing US Order or any of its Affiliates desires to sell, transfer or grant an exclusive license to, or otherwise transfer by means other than a non-

- - ----------------

/2/ US Order will also include VISA or Springboard as a test site of all "alpha" and "beta" tests which US Order may conduct on or off site with such hardware or software products.

exclusive license covered by Section 4.14(b) below (a "Transfer") any rights in any software, modifications or enhancements thereof relating to, facilitating use of or operational on the Visa Bill-Pay System (the "Applications") then:

          (i) US Order shall deliver a notice (the "Transfer Notice") to Visa identifying the proposed sale or transfer price and all other material terms and conditions of such proposed Transfer;

          (ii) Visa shall have the right for 30 business days from the receipt of the Transfer Notice (the "Notice Period"), exercisable by written notice (the "Exercise Notice"), to elect to obtain a Transfer of the Applications on the terms and conditions described in the Transfer Notice.

          (iii) If Visa does not exercise its right to obtain the Transfer within the Notice Period, US Order or its Affiliate shall be free to Transfer the Applications on terms and conditions specified in the Transfer Notice which are not materially more favorable to the Transferee than the terms offered to Visa, for a period of 12 months following the end of the Notice Period. If US Order shall not so complete a Transfer of the Applications within 12 months following the Notice Period, all provisions of this Section 4.14(a) shall again apply to the Applications. Accordingly, any Transfer on terms and conditions more favorable to the Transferee than those offered to Visa shall be void and of no effect unless Visa was again first offered the opportunity to accept the transfer pursuant to a new Transfer Notice describing the more favorable terms and conditions.

          (iv) If Visa exercises its right specified in this Section 4.14(a), the closing of the Transfer of the Applications shall take place within a reasonable time not to exceed 30 business days after delivery of the Exercise Notice by Visa or if later as otherwise provided in the Transfer Notice, at a place, time, and date specified by US Order. At such closing, Visa shall deliver to US Order cash or immediately available funds in an amount equal to the transfer price set forth in the Transfer Notice, and US Order or its Affiliate shall deliver such documents of conveyance or transfer and take such other actions as Visa shall reasonably request to perfect such Transfer of the Application to Visa.

     (b) Until December 31, 2000, neither US Order nor any of its Affiliates shall grant a non-exclusive license of any rights in an Application to a person other than Visa unless: (i) US Order or its Affiliate shall deliver to Visa a written notice of its intent to grant a non-exclusive license, including a complete and accurate description of all material terms of such proposed non-exclusive license, at least 30 business days prior to the grant of any such license to a third party, and (ii) Visa shall be entitled to obtain a non-exclusive license of such Application during such 30 business day period on the terms described in such notice, but with an 'economic protection' clause that gives Visa the right to any better terms offered by US Order or its Affiliate to any third party within 90 business days after Visa executes and delivers such non-exclusive license. Visa shall also have the right, at any time, to obtain a non-exclusive license, separate and apart from any license granted pursuant to the preceding sentence, of any rights in an Application on the terms made available by US Order to its most favored arms-length customer.

     4.15 Current Customer Base.  For so long as US Order maintains its current
          ---------------------
customers, US Order shall process such customer's transactions through Visa, and US Order may continue to bill such customers under current contractual arrangements. For each such customer, US Order will be required from the Closing Date to pay XXXXX to Visa until such customer shall be transferred to a Member in accordance with the following sentence. US Order agrees to transfer any or all of these customers and their associated contracts to any Member or Members designated by Visa and approved by US Order (such approval not to be unreasonably withheld) without charge, except that such Member shall pay to US Order for each customer to whom US Order sells a PhonePlus smartphone after the Closing at a price at or below XXXXX, a fee equal to (A) XXXXX, less (B) XXXXX, multiplied by the number of 30-day periods and any fraction of a 30-day period between such phone sale and the transfer of such customer to a Member. As to any customers not transferred to a Member by the end of the twelfth calendar month after the Closing, the XXXXX monthly amount payable by US Order to Visa shall be adjusted to be the greater of (i) the regular unsubsidized rate charged by Visa to its most favored arms-length customers for use of the Visa Bill-Pay System (not including any promotional pricing and discount marketing programs of less than 24 months duration), and
(ii) XXXXX for each customer that is an Active Retail Bill Pay Account.

     4.16 Services Agreement.
          ------------------

          (a) For so long as US Order actually provides particular US Order Services at the prices and consistent with the standards and other terms required by this Agreement, but not later than December 31, 2000, Visa agrees to inform Members (through Visa's customary communications with Members) in the United States that US Order is a preferred provider ("Preferred Provider") or other similar designation of such services.

          (b) For so long as US Order actually provides US Order Services at the prices and consistent with the standards and other terms required by this Agreement, but not later than December 31, 2000, Visa shall inform its Members in the United States of US Order Services offered by US Order through various programs which may (but shall not be required to) include: (i) production and distribution of marketing materials;

(ii) smartphone device subsidies; (iii) customer acquisition and integration fees; and (iv) retail POS advertising support.

          (c) For the twelve month period following the Closing Date, Visa agrees that, in the United States, so long as US Order actually provides the US Order Services at the prices and consistent with the standards and other terms required by this Agreement: it will not designate any third party as a Preferred Provider of US Order Services offered by US Order, but it is acknowledged that during and after this period Visa may inform its Members and their customers in the United States that there are certified providers or other similar providers who may also offer services similar to the US Order Services to Members and their customers in connection with the Visa Bill-Pay System.

          (d) Notwithstanding any other provision in this Agreement, Visa's performance of its obligations in this Section 4.16 shall not require it to incur any minimum costs or expenses.

     4.17 Phone Subsidies.  For each PhonePlus Smart Telephone that US Order
          ---------------
sells after the Closing at a price of XXXXX to customers who connect to the Visa Bill-Pay System through a Member, Visa will pay XXXXX up to the Phone Subsidy Amount. Visa will pay US Order monthly upon receipt of adequate proof of such sales. The Phone Subsidy Amount will be XXXXX less the sum of the obligations assumed by Visa and listed in Exhibit 4.17 (or referred to in Exhibit 1.2-C as specifically applicable to this Section 4.17), with the result of this subtraction increased or decreased by the amount by which the accrued but unpaid vacation amounts and the net present value (calculated at a discount rate of 10% per annum, compounded quarterly) of the assumed capital lease obligations listed in Exhibit 1.2-C are more or less than XXXXX. For example, if the assumed obligations totaled XXXXX, the initial Phone Subsidy Amount would be XXXXX; and if the sum of the accrued vacation and the net present value of the capital lease obligations was XXXXX, the Phone Subsidy Amount would be further adjusted by XXXXX.

     4.18           XXXXX   Agreement.  At the Closing US Order and Visa shall
          ---------------------------
execute the XXXXX Agreement having substantially the following terms:



                                     XXXXX

                                     XXXXX

            (vi) Any other terms contained in the XXXXX Agreement.

Notwithstanding the foregoing, the terms described above shall be governed and superseded in all respects by the actual terms of the XXXXX Agreement, and the terms above shall in no way interpret, contradict, limit or supplement the terms of such XXXXX Agreement.

                                   ARTICLE V

                               COVENANTS OF VISA
                               -----------------

     5.1  Covenant to Satisfy Conditions.  Visa will use its best efforts to
          ------------------------------
insure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within its control.

     5.2  Board Representation.  Until the end of the CPR Term, US Order may
          --------------------
designate one individual to be a director (the "US Order Director") to sit on the Board of Directors of Springboard, which US Order Director (or any replacement) shall be acceptable to Visa in its reasonable discretion (it being acknowledged that Bill Gorog, Coleman Andrews or John Backus is acceptable). Visa will cause the designated individual to be elected as a director of Springboard during this period. Also during this period, and in the event and only for so long as the Board of Directors of

Springboard shall exceed six members, US Order shall have the right to designate an advisor (the "Advisor"), which Advisor (or any replacement) shall be acceptable to Visa in its reasonable discretion (it being acknowledged that Bill Gorog, Coleman Andrews or John Backus is acceptable), to attend any or all Board of Director meetings of Springboard, but who shall not be a director of Springboard and shall have no voting rights at such meetings. Notwithstanding the foregoing, Visa will have the right to remove the US Order Director and the Advisor and to purchase the Springboard Preferred Stock for $100, if a Dispute Notice shall be delivered and the amount claimed in the Dispute is in excess of $1 million. If there shall be any Dispute between the parties involving $1 million or less, the US Order Director and the Advisor shall be excluded from all board meetings during any time that the Dispute is discussed, and will not be entitled to receive any information regarding such Dispute. When the Dispute has been finally resolved and all judgments or awards have been satisfied, Visa will again be obligated to comply with its obligations under the first three sentences of this paragraph, unless and until there is another Dispute subject to the fourth and fifth sentences of this paragraph.

     5.3  Knight Ridder Advertising Services.  Visa agrees to make reasonable
          ----------------------------------
efforts to place orders (which are at prices which are at or below market rates) with Knight Ridder for advertising services in support of PhonePlus to assist US Order in using its XXXXX with Knight Ridder. Nothing herein shall obligate Visa or any other entity or person to make any expenditures of funds or place any such orders with Knight-Ridder.

     5.4  Other Transactions.  Until the earlier of September 1, 1994 or the
          ------------------
Closing, Visa and its Board of Directors, officers and employees shall not, directly or indirectly, enter into any discussions concerning, or recommend or approve, any debt investment, or acquisition of any interest (whether by asset, stock purchase, or otherwise), or any offer, option or other commitment or understanding (written or oral) to acquire any interest in any corporation, partnership, association, or any other form of business entity (whether organized for profit or not) which engages in any business which is competitive with the home banking business of US Order (as presently being conducted) (except for the potential transaction between XXXXX, which has been previously disclosed by Visa to US Order.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES
                            ------------------------

     The parties covenant and agree as follows:

     6.1  Efforts to Consummate.  Subject to the terms and conditions herein
          ---------------------
provided, each of the parties to this Agreement shall use its best efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.

     6.2  License Agreement.  At the Closing, US Order and Visa shall execute
          -----------------
and deliver the Visa Excluded Assets License, the US Order Asset License and the XXXXX Agreement (collectively, the "License Agreements").

                                  ARTICLE VII

              CONDITIONS TO US ORDER'S AND WORLDCORP'S OBLIGATIONS
              ----------------------------------------------------

     The obligation of US Order and WorldCorp to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by US Order:

     7.1  Representations and Warranties True.  (i) The representations and
          -----------------------------------
warranties made by Visa herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date; (ii) Visa shall have performed and complied in all material respects with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and (iii) US Order shall have received a certificate executed by the President or any Vice President of Visa to the foregoing effect.

     7.2  License Agreement.  Visa shall have executed and delivered the License
          -----------------
Agreements.

     7.3  Government Consents and Authorizations.  All consents, authorizations,
          --------------------------------------
orders or approvals of, and filings or registrations with, any Federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution and delivery by Visa of this Agreement and the consummation by Visa of the transactions contemplated hereby shall have been obtained or made.

     7.4  No Governmental Proceeding or Litigation.  No suit, action,
          ----------------------------------------
investigation, inquiry, or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement; provided that, in the case of such a proceeding brought by a person other than a governmental body, the condition set forth in this Section 7.4 shall be deemed to have been satisfied if US Order shall have been provided with an opinion of counsel to Visa to the effect that it is reasonably probable that the relief sought in such proceeding will not be granted.

     7.5  Fairness Opinion.  US Order shall have received a copy of the Fairness
          ----------------
Opinion of National Westminster PLC New York delivered to US Order stating that the transaction is fair to US Order and its shareholders from a financial point of view. This condition will be deemed satisfied upon US Order's acceptance of the Disclosure Payment.

     7.6  Consents from Shareholders.  US Order shall have received copies of
          --------------------------
consents from each Shareholder to the transactions contemplated by this Agreement and the use by US Order of the proceeds of this Agreement. This condition will be deemed satisfied upon US Order's acceptance of the Disclosure Payment.

     7.7  No Injunction.  On the Closing Date, there shall be no effective
          -------------
injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction or agency or other authority directing that the transactions contemplated by this Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions which Visa deems unacceptable in its sole discretion.

     7.8  Legal Opinion.  Visa shall have delivered a legal opinion from its in-
          -------------
house general counsel in a form reasonably satisfactory to US Order stating that Visa is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, that the Board of Directors of Visa has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery of this Agreement and the other documents contemplated by it, and that to the best of their knowledge that the execution, delivery and performance of this Agreement will not violate, breach or conflict with any law or agreement to which Visa is a party or to which its assets or properties are subject.

                                  ARTICLE VIII

                        CONDITIONS TO VISA'S OBLIGATIONS
                        --------------------------------

     The obligation of Visa to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Visa:

     8.1  Representations and Covenants.  (i) The representations and warranties
          -----------------------------
made by US Order and WorldCorp herein shall be true and correct in all material respects on and as of the

Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, (ii) US Order and WorldCorp shall have performed and complied in all material respects with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date, and (iii) Visa shall have received a certificate executed by the Executive Vice President of US Order to the foregoing effects.

     8.2  Opinions of Counsel.  Visa shall have received from Mr. Andrew M.
          -------------------
Paalborg, Esq., acting in his capacity as in-house general counsel of WorldCorp and sometime in-house counsel for US Order, a legal opinion in form reasonably satisfactory to Visa stating that US Order and WorldCorp are each duly organized, validly existing and in good standing under the laws of the State of Delaware and each has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, that the Board of Directors of each of them has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery of this Agreement and the other documents contemplated by it, and that to the best of his knowledge that the execution, delivery and performance of this Agreement will not violate, breach or conflict with any law or agreement to which US Order or WorldCorp is a party or to which their assets or properties are subject.

     8.3  Other Documents.  Visa shall have received copies of the resolutions
          ---------------
adopted by the Board of Directors and Shareholders of US Order authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of US Order.

     8.4  Consents and Approvals.  US Order shall have delivered to Visa duly
          ----------------------
executed copies of all consents and approvals contemplated by this Agreement or otherwise required for consummation of the transactions hereunder, including, without limitation, all consents, authorizations, orders or approvals of, and filings or registrations with, any Federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution and delivery by US Order of this Agreement and the consummation by US Order and WorldCorp of the transactions contemplated hereby, other than the Deferred Consents.

     8.5  No Government Proceeding or Litigation.  No suit, action,
          --------------------------------------
investigation, inquiry, or other proceeding by or before any court or governmental body or agency shall have been instituted or threatened which questions the validity or legality of this Agreement or the transactions contemplated hereby or which in the sole and exclusive judgment of Visa might have a Materially Adverse Effect.

     8.6  No Injunction.  On the Closing Date, there shall be no effective
          -------------
injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction or agency or other authority directing that the transactions contemplated by this Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions which Visa deems unacceptable in its sole discretion.

     8.7  Material Adverse Changes.  There shall have occurred no material
          ------------------------
adverse change (whether or not such change is referred to or described in any supplement to the Disclosure Schedule) in the Assets or in the value of such Assets to Visa between the date of the Latest Balance Sheet and the Closing Date, and Visa shall receive a certificate to that effect from the Chief Financial Officer of US Order at the Closing.

     8.8  Employment and Non-Compete Agreements.  The Designated Employees who
          -------------------------------------
Visa desires to be covered by an Employment Agreement shall have entered into the Employment Agreements. The key employees of US Order designated by Visa but not hired by Springboard shall have entered into noncompete agreements in a form satisfactory to Visa.

     8.9  License Agreement.  US Order shall have executed and delivered the
          -----------------
License Agreements and delivered to Visa all materials called for under these agreements.

     8.10  Releases.  US Order and WorldCorp shall have executed a release in
           --------
substantially the form attached hereto as Exhibit 8.10.

     8.11  Consulting Agreement.  The Consulting Agreement shall have been
           --------------------
terminated.

     8.12  Due Diligence.  Visa's due diligence review in relation to business,
           -------------
financial, legal, tax and technology shall not reveal matters which, in the good faith belief of Visa and its counsel or financial advisors, result or may reasonably be expected to result in a Material Adverse Effect.

     8.13  Fairness Opinion.  Visa shall have received in a form acceptable to
           ----------------
Visa in its reasonable judgment a copy of the Fairness Opinion of National Westminster PLC New York delivered to US Order stating that the transaction is fair to US Order and its shareholders from a financial point of view. This condition to Closing will not be waived except by a written waiver of Visa dated the Closing Date that specifically references the Closing.

     8.14  Consents from Shareholders.  Visa shall have received in a form
           --------------------------
acceptable to Visa in its reasonable judgment copies of consents from each Shareholder to the transactions contemplated by this Agreement and the use by US Order of the proceeds of this Agreement. This condition to Closing will not be waived except by a written waiver of Visa dated the Closing Date that specifically references the Closing.

     8.15  Disclosure Payment.  The Disclosure Payment shall have been made by
           ------------------
Visa.

                                   ARTICLE IX

                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION
                        -------------------------------

     9.1  Investigations.  The respective representations and warranties of US
          --------------
Order, WorldCorp, and Visa contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     9.2  Indemnification by US Order and WorldCorp.  US Order, WorldCorp and
          -----------------------------------------
their respective officers, directors and employees, jointly and severally, agree to indemnify, reimburse, defend, and hold harmless Visa and its subsidiaries and Affiliates and their officers and directors ("Indemnified Parties") for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including interest, penalties, reasonable attorneys' fees, disbursements, and expenses, and reasonable experts' and consultants' fees, disbursements, and expenses, asserted against, resulting to, imposed on, or incurred by Indemnified Parties, directly or indirectly, in connection with any of the following (collectively, "Damages"); it further being understood that the Indemnified Parties will have recourse to the assets of the shareholders, directors, officers, employees, agents and representatives of indemnifying parties to the extent and only to the extent that they personally received, directly or indirectly, funds traceable to sums paid by Visa to US Order pursuant to the terms of this Agreement and the Damages being indemnified against are a result of any intentional misstatement or omission of a material fact or fraud:

          (a) Any inaccuracy in or breach of, or failure by US Order or WorldCorp to perform, any of their respective representations, warranties, covenants, or agreements in this Agreement or in any agreement of US Order executed pursuant hereto, except that (i) WorldCorp shall have no liability for any breach of the representations and warranties in Sections 2.1 to 2.7, 2.8(a) to (f), 2.8(h) to (q), 2.13, 2.14(a) to (n), 2.14(p), 2.15 to 2.18, 2.21, 2.23,
2.25, 2.26 and 2.30 to the extent, but only to the extent, that the breach of
Section 2.30 would constitute a breach of one of the other Sections enumerated in this sentence (collectively the "Two Year Reps and Warranties") and (ii) WorldCorp shall have no liability for any breach of the representation and warranty in Section 2.31 (the "Warranty of Capacity");

          (b) Any pollution or threat to human health or the environment that is related in any way to US Order's, or any previous owner's or operator's management, use, control, ownership, or operation of any of their properties or assets, including without limitation, Environmental Claims and all on-site and off-site activities involving Materials of Environmental Concern, and that occurs, exists or arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, including any such pollution or threat to human health or the environment that is disclosed or described in the Disclosure Schedule;

          (c) Whether or not such matters are disclosed or described in the Disclosure Schedule, any income, employment or withholding, franchise, sales, use and other ad valorem or excise taxes of US Order, and any penalties and interest with respect thereto, relating to tax periods of US Order ending on or prior to the Closing Date to the extent any amounts so assessed, paid or incurred exceed the taxes, penalties and interest shown on and heretofore paid pursuant to the applicable tax returns and, with respect to returns not filed as of the Closing Date to the extent any amounts so assessed, paid or incurred exceed the accruals for such taxes, penalties and interest on the books and records of US Order made through the Closing Date in accordance with the same methods for accrual of such items utilized in preparation of the Financial Statements, consistently applied to all periods through the Closing Date;

          (d) Whether or not such matters are described in the Disclosure Schedule, any failure by US Order to adequately fund any retirement, pension or profit sharing plans for the benefit of its present or former employees, or to properly administer or terminate any such plans in accordance with all applicable regulations and the terms of any applicable agreement;

          (e) Any Legal Items or other litigation or claims pending, or to the knowledge of WorldCorp or US Order, threatened against US Order or WorldCorp on or before the Closing Date, whether or not such matters are disclosed or described in the Disclosure Schedule, and any other suit, claim, action or litigation, or governmental, administrative, arbitration or other similar proceeding, investigation or inquiry, or order, judgment or decree against any Indemnified Party or the Assets that occurs, exists or arises out of activities, operations, actions, or omissions of US Order before the Closing Date or conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the activities, operations, actions, omissions, conditions or circumstances giving rise to such matters are disclosed or described in the Disclosure Schedule;

          (f) Any claim, whenever asserted, that any Indemnified Parties possession or use within the scope of this Agreement of the Assets (including without limitation the US Order Bill-Pay

System, the Visa Bill-Pay System, and any intellectual property transferred or licensed in accordance with this Agreement) infringes or violates the copyright, patent, trade secret or other proprietary right of any third party; provided, however, that Visa must inform US Order or WorldCorp, in writing within 30 days of the claim. Notwithstanding the foregoing, neither US Order nor WorldCorp shall have any liability under this Subsection 9.2(f) for Damages where it is proved that (i) there would not have been any infringement or violation if the enhancements and modifications made by Visa to the US Order System had not been made, or (ii) there would not have been any infringement or violation if the US Order System, without any modifications or enhancements made by Visa, had been used for the purpose for which the Visa Bill-Pay System was in fact used by Visa. Until the final determination that a claim is excluded from Damages under the preceding sentence, the Indemnified Parties will be indemnified by the indemnifying parties throughout the adjudication process, and if the claim is determined to be properly excluded, the Indemnified Parties will reimburse the indemnifying parties for the costs reasonably incurred in connection with providing this indemnity against the claim together with interest at 10% per annum, compounded quarterly, until paid in full;

          (g) Any claim by any creditor, creditors' committee, liquidating agent, or bankruptcy trustee (or any similar party) of US Order or WorldCorp (1) seeking to set aside any transfer contemplated by this Agreement, or (2) asserting any liability of any Indemnified Party or any interest in Assets transferred to them under any product line, successor in interest, bulk sales, or other creditors' rights theory; and

          (h) Any liabilities and obligations of US Order or the Shareholders arising out of facts or circumstances existing on or occurring prior to the Closing Date that are not expressly assumed by Visa pursuant to the Assumption of Liabilities and Obligations.

     9.3  Indemnification by Visa.  Visa agrees to indemnify, reimburse, defend,
          -----------------------
and hold harmless US Order and WorldCorp and their officers and directors for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, reasonable experts' and attorneys' fees, disbursements, and expenses, and reasonable consultants' fees, disbursements, and expenses, asserted against, resulting to, imposed on, or incurred by US Order, WorldCorp, or their officers or directors (directly or indirectly) in connection with any of the following:

          (a) any inaccuracy in or breach of, or failure by Visa to perform, its representations, warranties, covenants, or agreements in this Agreement or any intentional misstatement or omission of a material fact or fraud; and

          (b) any income, employment or withholding, franchise sales, use and other ad valorem or excise tax of Visa relating to actions of Visa taken after the Closing Date.

     9.4  Notice.
          ------

          (a) An indemnified party shall promptly give notice to the indemnifying party within 15 business days after actual receipt of service or summons to appear in any action begun in respect of which indemnity may be sought hereunder, or actual notice of assertion of a claim with respect to which he or it seeks indemnification. Failure to so notify the indemnifying party or parties shall not cause the indemnified party to lose his or its right to indemnification unless, and then only to the extent that, such failure to so notify results in the loss of substantive rights or defenses or otherwise prejudices the indemnifying party. The indemnifying party shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the indemnified party, and shall assume the payment of all expenses. If the indemnifying party does not assume such defense on a timely basis, the indemnified party shall be entitled to do so at the expense and risk of the indemnifying party. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless: (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; or (ii) the representation of indemnified party is required due to actual or potential differing interests of parties to the action, or (iii) there is an imminent risk that the indemnifying party will not have sufficient resources available to vigorously defend and, if called upon, to pay the indemnity amounts.

          (b) If there be a final judgment for the plaintiff in any such action or proceeding, then the indemnifying party shall indemnify and hold harmless the indemnified party from and against any loss or liability (to the extent stated above) by reason of such judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatening proceeding without the written approval of the indemnified party, which consent will not be unreasonably withheld.

     9.5  Limits on Indemnification.
          -------------------------

          (a) Any claim for indemnification under Section 9.2 for breach of any Two Year Rep and Warranty shall be asserted by a written demand within two years of the Closing Date. Any claim under Section 9.2 for breach of the warranty in
Section 2.31 (Warranty of Capacity) must be made as provided in that Section
2.31. Any other claim for indemnification under Section 9.2 must be asserted by a written demand prior to December 31, 2000.

          (b) Any claim for indemnification under Section 9.3(a) shall be asserted by a written demand within two years of the Closing Date, and any other claim for indemnification under Section 9.3 must be asserted by a written demand prior to December 31, 2000.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT
                          ---------------------------

     10.1  Methods of Termination.  The transactions contemplated by this
           ----------------------
Agreement may be terminated and abandoned at any time prior to the Closing in any of the following manners:

           (a) By mutual consent in writing of the Chief Executive Officers of Visa and US Order;

           (b) By Visa for Visa Cause which shall mean: (i) any breach of any representation, warranty, covenant or agreement herein by WorldCorp or US Order unless such breach is cured within ten days after receipt of notice from Visa; or (ii) if any of the conditions provided for in Article VIII shall not have been met (or waived in writing by Visa) prior to August 1, 1994;

           (c) By the Board of Directors of US Order for: (i) any breach of any representation, warranty, covenant or agreement herein by Visa unless such breach is cured within ten days after receipt of notice from US Order; or (ii) if the conditions provided in Article VII shall not have been met (or waived in writing by US Order or WorldCorp) prior to August 1, 1994.

     10.2  Effect of Termination.  Nothing contained in this Article X shall
           ---------------------
preclude either Visa or US Order from asserting its rights to specific performance or other equitable relief as provided in Section 11.8 (Specific Performance) or to damages in connection with any breach or failure of performance. However, in addition to any other rights and damages to which it may be entitled, if the Closing does not occur, Visa shall be entitled to receive back from US Order and WorldCorp, jointly and severally, the First Payment, the Disclosure Payment (if paid by Visa), and all other sums paid by Visa to or for the benefit of US Order or WorldCorp pursuant to this Agreement. Furthermore, Visa shall be entitled to offset any sums not previously returned to it as required by this Section 10.2 or otherwise under this Agreement.

     10.3  Expenses.  Whether or not the transactions contemplated by this
           --------
Agreement are consummated, WorldCorp, US Order and Visa will each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by it, including

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

all fees and expenses of agents, representatives, counsel and accountants.

                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

     11.1  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     11.2  Notices.  All notices, demands, requests, or other communications
           -------
that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be delivered in person or mailed by registered or certified mail, return receipt requested, addressed as follows:

If to US Order:                                 US Order, Inc.
                                                13873 Park Center Road
                                                Suite 353
                                                Herndon, VA  22071
                                                Attn:  John C. Backus
                                                       President


If to WorldCorp:                                WorldCorp, Inc.
                                                13873 Park Center Road
                                                Suite 490
                                                Herndon, VA  22071
                                                Attn:  T. Coleman Andrews, III
                                                       President

If to Visa:                                     Visa International Service
                                                Association
                                                900 Metro Center Boulevard
                                                Foster City, CA  94404
                                                Attention: General Counsel


with a copy (which shall not                    Farella, Braun & Martel
constitute notice) to:                          235 Montgomery Street
                                                30th Floor
                                                San Francisco, CA  94104
                                                Attn:  Jeffrey P. Newman, Esq.


Delivery shall be effective upon delivery or refusal of delivery, with the receipt or affidavit of a messenger deemed conclusive evidence of such delivery or refusal. Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

     11.3  Successors and Assigns.  This Agreement and the rights, interests,
           ----------------------
and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except: (i) by operation of law, (ii) Visa may assign its rights under this Agreement to its subsidiaries or Affiliates (and doing so will not increase the costs or obligations of Visa under this Agreement nor will it relieve Visa of any obligations under this Agreement), and (iii) US Order can transfer its rights and obligations under Section 1.2(c)(ii) in the manner and subject to the restrictions described in Section 1.2(c).

     11.4  Governing Law.  This Agreement shall be construed and enforced in
           -------------
accordance with the laws of the State of California.

     11.5  Waiver and Other Action.  This Agreement may be amended, modified, or
           -----------------------
supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification, or supplement is sought.

     11.6  Entire Agreement.  This Agreement, the Disclosure Schedule, the
           ----------------
Exhibits hereto, and the other documents and agreements executed or delivered pursuant hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions including any letters of intent. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement.

     11.7  Severability.  If any provision of this Agreement is held to be
           ------------
illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance (except to the extent much remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision); and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. Notwithstanding the foregoing, the parties agree that in any bankruptcy proceeding this Agreement is to be construed as one indivisible agreement and that separate provisions or portions hereof may not be separately assumed or rejected in such bankruptcy proceeding.

     11.8  Specific Performance.  Each party's obligations under this Agreement
           --------------------
are unique. If any party should default in its or his obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate, provided neither party shall be entitled to recover consequential or special damages.

     11.9  Confidentiality; Publicity.
           --------------------------

          (a) Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (i) previously known by the party to which it was furnished; (ii) in the public domain other than as a result of disclosure directly or indirectly by such party; or (iii) later lawfully obtained from other sources by the party to which it was furnished or acquired by Visa as part of the Assets), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, and other consultants and advisors in connection with this Agreement and the transactions contemplated hereby. If the Closing shall not occur: (i) such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence; (ii) such information shall not be used to the detriment of, or in relation to any investment in, the other party; and (iii) all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Each of US Order and WorldCorp further agrees to hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information relating to the Assets, unless it is in the public domain through no fault of such persons.

          (b) Unless required by applicable law, neither WorldCorp, US Order nor Visa shall make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, except after consultation and agreement with the other parties. Moreover, with respect to any announcement required by law, the parties hereto agree to consult with each other prior to issuing such public announcement or statement as may be required. The parties contemplate making a joint public announcement within a reasonable time after the Closing.

     11.10 Resolution of Conflicts.  (a) If the parties shall have any
           -----------------------
disagreement regarding liability for, or the amount or payment of, Damages, CPR Amounts or other monetary amounts payable pursuant to other terms of this Agreement or the other agreements executed in connection herewith (a "Dispute"), they shall attempt in good faith to settle such matter by mutual agreement. If no such agreement can be reached within 30 days after either US Order or Visa delivers to the other a notice of such Dispute that sets forth the amount claimed and the basis for such claim under this Section or Section 11.16 (the "Dispute Notice"), the Dispute shall be submitted promptly to binding arbitration under the rules then in effect under the following procedures and rules if the amount claimed in the Dispute cannot reasonably be expected to exceed $1 million. If it is reasonably expected to exceed this amount, or if the relief to be sought is equitable relief, in lieu of or in addition to Damages the party asserting the claim may proceed directly to court and will not be obligated to arbitrate the Dispute, and in no event will the arbitrator(s) have any authority to enter any award in excess of $1.5 million. In any matter which is required to be arbitrated, the parties will not be precluded from proceeding to court to obtain ancillary equitable relief:

          (i) Unless otherwise agreed by the parties, all such Disputes shall be decided in San Francisco, California by a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association except as modified herein.

          (ii) Unless otherwise agreed by the parties, the arbitrator shall be a business attorney in practice for at least 15 years, with substantial experience in the negotiating and drafting of business acquisition agreements including the acquisition of substantial intellectual property related to computer application software.

          (iii) It is the intent of the parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a prehearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within 20 business days of the arbitrator's directive unless extended for good cause by the arbitrator.

          (iv) The arbitrator shall not be bound by rules of evidence or judicial procedures regarding the conduct of the hearing. However the Arbitrator shall be obligated to follow California substantive law except to the extent any agreement executed in connection herewith is expressly governed by the laws of another jurisdiction, in which case such agreement shall be interpreted under the laws of such other jurisdiction.

          (v) The decision of the arbitrator as to the validity and amount of damages as to any Dispute shall, subject to the above limitations, be binding and conclusive upon the parties of this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within 25 days after completion of the arbitration hearing. The arbitrator shall not have authority to assess punitive damages. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

      (b) Any suit, action or other proceeding brought by any party hereto or its successors and permitted assigns seeking legal or equitable relief pursuant to this Agreement or any agreement executed in connection herewith shall be brought in a court sitting in San Francisco, California. Each party hereto (i) hereby irrevocably submits itself to the jurisdiction of the United States District Court for the Northern District of California, of the United States of America, and if such jurisdiction is not available, to the jurisdiction of the Superior Court for the City and County of San Francisco, for the purposes of any suit, action or other proceeding brought by any party hereto, or their successors or permitted assigns, and (ii) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, the defense that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or other agreements executed in connection herewith, or the subject matter thereof, may not be enforced in or by such courts. Without limiting the foregoing, each of the parties hereto consents to process being served on it in any such suit, action or proceeding at the address of such party set forth in Section 11.2. The parties agree that they would generally prefer any suit action or claim under this Section 11.10(b) to be heard in federal, not state, court and shall use their best efforts to do so.

      (c) The Non-Prevailing Party in any action described in 11.10(a) or (b) shall pay the reasonable expenses (including attorneys' fees, experts' and consultants' fees and other costs and expenses reasonably incurred in connection with the Dispute) of the Prevailing Party and the arbitrator or judicial fees and administrative or court expenses associated with the arbitration or action. In any arbitration or action hereunder a party shall be deemed to be the Prevailing Party in the event that it prevails on the most significant disputed matters. In the event of a bankruptcy filing, the costs and attorneys' fees of the other party to this agreement in dealing with any default and in enforcing its rights in bankruptcy shall constitute an 'actual pecuniary loss' that must be paid by the bankruptcy debtor party in accordance with the Bankruptcy Code. For purposes of calculation of the amount of this 'actual pecuniary loss,' the fees for the in-house attorney of the non-debtor party shall be charged at the prevailing rate for outside counsel of similar experience.

     11.11 Interpretation.  This Agreement shall be construed according to the
           --------------
fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. Whenever the term "including" is used in this Agreement, it shall be interpreted as meaning 'including, but not limited to' the matter or matters thereafter enumerated.

     11.12 No Reliance on Projections.  Except for the representations and
           --------------------------
warranties contained in this Agreement, the exhibits and schedules hereto and the certificates delivered pursuant hereto, neither Visa nor any person acting for Visa makes any other representation or warranty, express or implied, with respect to the execution, delivery or performance by such party of this Agreement or with respect to the transactions contemplated hereby, and Visa hereby disclaims any such representation or warranty, whether by Visa or any of its officers, directors, employees, agents or representatives or any other person. Neither Visa nor any other person will have or be subject to any liability to US Order or WorldCorp or any other person resulting from the distribution to US Order, or US Order's use of, any information regarding Visa not included in this Agreement, the exhibits and schedules of Visa hereto or in the certificates delivered by Visa pursuant hereto (including any projections, estimates or analysis of anticipated performance of the Visa Bill-Pay System). Neither US Order or any other person will have or be subject to any liability to Visa or any other person resulting from any distribution to Visa, or Visa's use of, any projections, estimates or analysis of anticipated performance of the Visa Bill-Pay System.

     11.13 Additional Rights.  In the event US Order has any rights to the
           -----------------
Assets that are not or cannot be assigned to Visa and cannot be waived, US Order hereby grants to Visa, to the extent legally permitted to do so, and its respective successors and assigns, a perpetual, exclusive, worldwide, royalty-free license to reproduce, distribute, modify, publicly perform and publicly display, with the right to sublicense and assign such

Assets including the right to use the Assets in any way whatsoever. US Order and WorldCorp agree not to challenge the validity of Visa's or Springboard's rights to the Assets or the licenses granted to Visa or its Affiliates. Furthermore, in the event US Order has any rights to the Assets that cannot be assigned to Visa or Springboard, US Order hereby unconditionally and irrevocably agrees to refrain from exercising these rights and waives the enforcement of all such rights and all claims and causes of action of any kind with respect to such rights against Visa or Springboard and their successors, assigns, distributors and customers. US Order agrees, at the request and expense of Visa or Springboard, to: (i) consent to and join in any action to enforce such rights; and (ii) procure a waiver of such rights from the holders of such rights.

     11.14 Limitation of Certain Liabilities.  Notwithstanding anything to the
           ---------------------------------
contrary in this Agreement or any agreement executed and delivered in connection herewith, the parties hereto agree that:

          (a) no Member, nor any director, officer, employee, agent or representative of any Member shall have any individual or personal liability under or arising out of this Agreement or the agreements executed and delivered in connection herewith;

          (b) Visa and Springboard, and their respective directors, officers, employees, agents and representatives, shall not have any individual or personal liability under or arising out of this Agreement or the agreements executed and delivered in connection herewith as a result of any Member's action or failure to take action; and

          (c) The respective directors, officers, employees, agents and representatives of US Order or WorldCorp shall not have any individual or personal liability under or arising out of this Agreement or the agreements executed and delivered in connection herewith except as provided in Section 9.2 or as a result of such person's own knowing or intentional material misstatement or omission or fraud.

     11.15 Third Party Beneficiaries.  Nothing in this Agreement is intended to
           -------------------------
confer upon any person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     11.16 Post-Closing Cure Rights.  (a) Any party to this Agreement will have
           ------------------------
the right to offset and withhold monies otherwise payable to another party under this Agreement 30 days after the party claiming the right to setoff delivers either a Dispute Notice as called for in Section 11.10 or a notice described in
Section 11.16(b) so that the other party will know the amount claimed and the basis for the claim in reasonable detail, except that such notice and 30 day waiting period shall not be required if the party claiming the setoff reasonably believes that the other party is in a bankruptcy proceeding or the commencement of a bankruptcy or insolvency proceeding is imminent. In the event that the amount any party sets off hereunder exceeds such party's good faith estimate of the monetary damages or Damages involved in such Dispute (the "Good Faith Estimate"), the offsetting party will pay the other party an amount equal to 10% of the amount by which such set off exceeds the Good Faith Estimate for each six month period during which the improper set off continues.

     (b) With respect to any breach or default under this Agreement after the Closing where the breach or default can be cured by the payment of money, the party claimed to be in breach or default will have five business days after receipt of notice from the other party identifying the breach or default within which to cure the breach or default. If the breach or default cannot be cured by the payment of money, but can be cured within a reasonable period not to exceed 60 days, then the party claimed to be in breach or default will have a reasonable time not to exceed 60 days after receipt of notice from the other party identifying the breach or default within which to cure the breach or default, provided that the party commences promptly and proceeds diligently with its efforts to effect a cure of the breach or default.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                    VISA INTERNATIONAL SERVICE ASSOCIATION



                    By: /s/ Bennett Katz
                        ------------------------------------
                        Its: Group Executive Vice President
                             -------------------------------

                    US ORDER, INC.



                    By: /s/ John C. Backus
                        ---------------------------------------------
                        Its: Executive Vice President
                             ----------------------------------------

                    WORLDCORP, INC.



                    By: T. Coleman Andrews, III
                        ---------------------------------------------
                        Its: Chief Executive Officer, President, and
                             ----------------------------------------
                             Principal Accounting Officer
                             ----------------------------------------